Exhibit 10.15

AMENDMENT NO. 8 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 8 TO CREDIT AGREEMENT (the “Amendment”) is dated as of November 21, 2008, and is made by and among UNITED REFINING COMPANY, a Pennsylvania corporation (“United Refining”), UNITED REFINING COMPANY OF PENNSYLVANIA, a Pennsylvania corporation (“United Refining of PA”), KIANTONE PIPELINE CORPORATION, a New York corporation (“Kiantone”), COUNTRY FAIR, INC., a Pennsylvania corporation (“Country Fair”), KWIK-FILL CORPORATION (“Guarantor”), the Banks party to the Credit Agreement (defined below), MANUFACTURERS AND TRADERS TRUST COMPANY and BANK LEUMI, USA, as Co-Documentation Agents, and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Agent (“Agent”).

WITNESSETH:

WHEREAS, United Refining, United Refining of PA, Kiantone and Country Fair as Borrowers (collectively, the “Borrowers”), Guarantor, PNC and the Banks (as defined in the Credit Agreement, the “Banks”) are party to that certain Amended and Restated Credit Agreement dated as of July 12, 2002, as amended by Amendment No. 1 dated as of November 27, 2002, as amended by that Limited Waiver and Amendment No. 2 dated as of February 19, 2003, as amended by that Limited Waiver and Amendment No. 3 dated as of March 24, 2003, as amended by Amendment No. 4 dated as of January 27, 2004, as amended by Amendment No. 5 dated as of August 6, 2004, as amended by Amendment No. 6 dated as of April 19, 2005, and as amended by Amendment No. 7 dated as of November 27, 2006 (as amended, restated, supplemented or modified, the “Credit Agreement”);

WHEREAS, capitalized terms used herein shall have the meanings given to them in the Credit Agreement;

WHEREAS, the Borrowers have requested the Banks accommodate an increase in the amount of the Revolving Credit Commitments from $100,000,000 to $130,000,000 and the joinder of an additional financial institution as a Bank under the Credit Agreement and agree to certain other amendments to the terms of the Credit Agreement;

WHEREAS, the Banks are willing to amend the Credit Agreement to accommodate the requested changes, subject to the terms and conditions hereof;

NOW, THEREFORE, the parties hereto, and in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.	Definitions.

Defined terms used herein unless otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended by this Amendment.

2.	Amendment and Restatement of Credit Agreement and Related Matters.

(a) Articles 1 through 10. Articles 1 through 10 to the Credit Agreement are hereby amended and restated as set forth on Exhibit 1 hereto.

(b) Amendment to Schedules. The Schedules to the Credit Agreement are hereby replaced by the Schedules set forth in Exhibit 1.

(c) Exhibits. Exhibit 7.3.3 [Quarterly Compliance Certificate] is hereby amended and restated to read as set forth on the exhibit of the same number and title attached hereto. Exhibit 2.1.2 [Swing Loan Request] attached hereto is hereby incorporated as an additional exhibit to the Credit Agreement.

3.	Conditions to Effectiveness of Amendment and Restatement of Credit Agreement and Related Matters.

The effectiveness of this Amendment and the amendment and restatement of portions of the Credit Agreement and the effectiveness of the other matters set forth in Section 2 shall be subject to each of the following conditions precedent:

(a) Representations and Warranties; No Defaults. The representations and warranties of the Loan Parties contained in Article 5 of the Credit Agreement shall be true and accurate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Loan Parties shall have performed and complied with all covenants and conditions under the Loan Documents and hereof; no Event of Default or Potential Default under the Credit Agreement and the other Loan Documents shall have occurred and be continuing or shall exist; and the Chief Executive Officer, President or Chief Financial Officer of each Loan Party shall have delivered to the Agent for the benefit of each Bank a duly executed certificate dated the date of this Amendment certifying as to the items in this Section 3(a).

(b) Organization, Authorization and Incumbency. There shall be delivered to the Agent for the benefit of each Bank a certificate, dated the date of this Amendment and signed by the Secretary or an Assistant Secretary of each Loan Party, certifying as appropriate as to:

(c) all action taken by such party in connection with this Amendment and the other Loan Documents together with resolutions of each Loan Party evidencing same;

(d) the names of the officer or officers authorized to sign this Amendment and the other documents executed and delivered in connection herewith and the true signatures of such officer or officers, on which the Agent and each Bank may conclusively rely; and

(e) the organizational documents of the Loan Parties including their respective articles of incorporation and bylaws, or alternatively, a certification that no changes to the articles of incorporation and bylaws have been effected since the last certification of such documents provided to the Banks.

(f) Officer’s Certificate Regarding MACs. Since August 31, 2007, no Material Adverse Change shall have occurred and there shall have been no material change in the management of any Loan Party or Subsidiary of any Loan Party; and there shall have been delivered to the Agent for the benefit of each Bank a certificate dated as of the date of this Amendment and signed by the Chief Executive Officer, President or Chief Financial Officer of each Loan Party to each such effect.

(g) Opinions of Counsel. There shall be delivered to the Agent for the benefit of each Bank a written opinion dated as of the date of this Amendment of John R. Wagner, Esquire as to matters set forth on Exhibit 3(g), with such opinions to be in form and substance satisfactory to the Agent.

(h) Lien and Judgment Searches. The Agent shall have received the results of lien searches satisfactory in scope, form and substance to the Agent evidencing that no Liens exist on the assets of the Loan Parties or any of their Subsidiaries, except for Permitted Liens.

(i) Consents. The Loan Parties shall have delivered to the Agent copies of all consents and approvals of third parties or any Official Body required to effectuate the transactions contemplated hereby including without limitation for each Loan Party and its Subsidiaries to grant the first priority perfected liens and security interests in the Collateral.

(j) Fees and Expenses. The Borrowers shall have paid or caused to be paid (i) all fees and expenses required to be paid pursuant to the October 22, 2008 engagement letter with the Agent, and (ii) all other costs and expenses accrued through the Effective Date of this Amendment and the costs and expenses of the Agent and the Banks including, without limitation, reasonable fees of the Agent’s counsel in connection with this Amendment.

(k) Litigation. On the date hereof no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, the Credit Agreement, or any Loan Documents or the consummation of the transactions contemplated hereby or which, in the Agent’s reasonable discretion, could result in a Material Adverse Change.

(l) Legal Details; Counterparts. All legal details and proceedings in connection with the transactions contemplated by this Amendment shall be in form and substance satisfactory to the Agent, the Agent shall have received from the Borrowers and the Banks an executed original of this Amendment and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent.

4.	Force and Effect.

Except as otherwise expressly modified by this Amendment, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect after the date hereof. Each Loan Party hereby acknowledges that the Guaranty, the Intercompany Subordination Agreement, and the Security Agreement, (i) continue in full force and effect, and (ii) relate to the obligations of each Loan Party under the Agreement and the other Loan Documents as increased pursuant to this Amendment. Each Loan Party further (a) acknowledges that the Obligations of the Loan Parties under the Agreement, as increased by this Amendment, are Guarantied Obligations under the Guaranty, Debt under the Security Agreement, Senior Debt under the Intercompany Subordination Agreement, and (b) confirms its obligations under each of the foregoing Loan Documents. The guaranties, security interests, pledges, covenants and agreements set forth in the Loan Documents are hereby made and granted to secure the obligations under the Agreement as if the same were made, increased or granted on the date hereof; and, each Loan Party hereby agrees that from the date hereof and so long as any Loan or any Commitment of any Bank shall remain outstanding and until the payment in full of the Loans and the Notes, the expiration of all Letters of Credit, and the performance of all other obligations of Loan Parties under the Loan Documents, such Loan Party shall perform, comply with, and be subject to and bound by each of the terms and provisions of the Agreement, Guaranty, Intercompany Subordination Agreement, Security Agreement, and each of the other Loan Documents jointly and severally with the other parties thereto. Each Loan Party hereby makes, affirms, and ratifies in favor of the Banks and the Agent the Credit Agreement, Guaranty, Intercompany Subordination Agreement, the Security Agreement, and each of the other Loan Documents to which it is a party given by it to Agent and any of the Banks. The National City Lockbox Agreement and the JP Morgan Lockbox Agreement shall be and remain in force and effect until such time as such agreements are restated in a manner satisfactory to the Agent.

5.	Governing Law.

This Amendment shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

6.	Effective Date; Certification of the Borrowers.

This Amendment shall be dated as of and shall be binding, effective and enforceable upon the date (the “Effective Date”) of (i) satisfaction of all conditions set forth in Section 3 hereof, (ii) receipt by the Agent of duly executed original counterparts of this Amendment from the Borrowers and the Banks, (iii) receipt by the Agent of duly executed original Revolving Credit Notes payable to the Banks in the respective amounts set forth on Schedule 1.1 (B) [Commitment of Banks and Addresses for Notices] attached to Exhibit 1 to this Amendment, and (iv) receipt by the Agent of a duly executed original Swing Loan Note payable to PNC in the amount of the Swing Loan Commitment. From and after the Effective Date, this Amendment shall be binding upon the Borrowers, each Bank and the Agent, and their respective successors and assigns permitted by the Credit Agreement.

7.	No Novation.

This Amendment amends and restates portions of the Credit Agreement, but is not intended to constitute, and does not constitute, a novation or satisfaction of the Obligations of the Loan Parties under the Credit Agreement. The Liens of Agent in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens to Agent. Nothing contained in this Amendment shall be deemed to waive, release, limit, adversely affect or impair, (i) any “Obligations” arising under or in connection with the Credit Agreement or other Loan Documents, including without limitation, the Obligations which are not due and payable under the Credit Agreement or other Loan Documents, or (ii) the Liens and other interests in the Collateral heretofore granted, pledged and/or assigned by Borrowers to Agent for the benefit of itself and Banks and such Liens shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Agent for the benefit of itself and Banks as the Obligations are increased pursuant to the terms of this Amendment.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

[SIGNATURE PAGE TO AMENDMENT NO. 8 TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto by their duly authorized officers have executed this Amendment as of the day and year first written above.

BORROWERS:

UNITED REFINING COMPANY

By:	/s/ James E. Murphy
Title:	Vice President and Chief Financial Officer

UNITED REFINING COMPANY OF PENNSYLVANIA

By:	/s/ James E. Murphy
Title:	Vice President and Chief Financial Officer

KIANTONE PIPELINE CORPORATION

By:	/s/ James E. Murphy
Title:	Vice President and Chief Financial Officer

COUNTRY FAIR, INC.

By:	/s/ James E. Murphy
Title:	Vice President - Finance

GUARANTOR:

KWIK-FILL CORPORATION

By:	/s/ James E. Murphy
Title:	Vice President and Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT NO. 8 TO CREDIT AGREEMENT]

AGENT AND BANKS:

PNC BANK, NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ James M. Steffy
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 8 TO CREDIT AGREEMENT]

MANUFACTURERS AND TRADERS TRUST COMPANY, individually and as Co-Documentation Agent

By;	/s/ Jon Werbitsky
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 8 TO CREDIT AGREEMENT]

BANK LEUMI, USA, individually and as Co-Documentation Agent

By:	/s/ John Koenigsberg
Title:	Senior Vice President

By:	/s/ Iris Steinhardt
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 8 TO CREDIT AGREEMENT]

BMO CAPITAL MARKETS FINANCING, INC.

By:	/s/ William P. Robin
Title:	Managing Director

[SIGNATURE PAGE TO AMENDMENT NO. 8 TO CREDIT AGREEMENT]

DOLLAR BANK, FEDERAL SAVINGS BANK

By:	/s/ Perry E. Nofey
Title:	Senior Vice President

EXHIBIT 1

$130,000,000 REVOLVING CREDIT FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

UNITED REFINING COMPANY,

UNITED REFINING COMPANY OF PENNSYLVANIA,

KIANTONE PIPELINE CORPORATION,

COUNTRY FAIR, INC.

and

THE BANKS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION, As Agent

and

MANUFACTURERS AND TRADERS TRUST COMPANY

AND BANK LEUMI, USA, As Co-Documentation Agents

Dated as of July 12, 2002,

as Articles 1 through 10 are amended and restated by Amendment No. 8 to Credit Agreement dated as of November 21, 2008

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TABLE OF CONTENTS

Section			Page
LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 1.1(Q)(i)	-	QUALIFIED ACCOUNTS
SCHEDULE 1.1(Q)(ii)	-	QUALIFIED INVENTORY
SCHEDULE 5.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 5.1.2	-	CAPITALIZATION
SCHEDULE 5.1.3	-	SUBSIDIARIES
SCHEDULE 5.1.7	-	LITIGATION
SCHEDULE 5.1.8	-	OWNED AND LEASED REAL PROPERTY
SCHEDULE 5.1.12	-	TAXES
SCHEDULE 5.1.13	-	CONSENTS AND APPROVALS
SCHEDULE 5.1.15	-	PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, ETC.
SCHEDULE 5.1.17	-	INSURANCE POLICIES
SCHEDULE 5.1.19	-	MATERIAL CONTRACTS
SCHEDULE 5.1.21	-	EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 5.1.23	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 7.2.4	-	EXISTING INVESTMENTS

EXHIBITS

EXHIBIT 1.1(A)(1)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)	-	GUARANTOR JOINDER
EXHIBIT 1.1(Q)	-	LANDLORD/WAREHOUSEMAN’S WAIVER
EXHIBIT 1.1(R)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(S)	-	SWING LOAN NOTE
EXHIBIT 1.1(W)	-	WIRE TRANSFER AGREEMENT
EXHIBIT 2.4.1	-	REVOLVING CREDIT LOAN REQUEST
EXHIBIT 2.4.2	-	SWING LOAN REQUEST
EXHIBIT 7.2.6	-	ACQUISITION NOTICE CERTIFICATE
EXHIBIT 7.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE
EXHIBIT 7.3.4	-	BORROWING BASE CERTIFICATE

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AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of July 12, 2002 and is made by and among UNITED REFINING COMPANY, a Pennsylvania corporation (“United Refining”), UNITED REFINING COMPANY OF PENNSYLVANIA, a Pennsylvania corporation (“United Refining PA”), KIANTONE PIPELINE CORPORATION, a New York corporation (“Kiantone”), COUNTRY FAIR, INC., a Pennsylvania corporation (“Country Fair”) and hereinafter together with Kiantone, United Refining and United Refining PA sometimes collectively referred to as the “Borrowers” and individually as a “Borrower”), KWIK-FILL CORPORATION, a Pennsylvania corporation (as a Guarantor), the BANKS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Banks under this Agreement (hereinafter referred to in such capacity as the “Agent”).

WITNESSETH:

WHEREAS, the Borrowers have requested the Banks to provide a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $130,000,000; and

WHEREAS, the revolving credit facility shall be used for capital expenditures, permitted acquisitions and for working capital and general corporate purposes; and

WHEREAS, the Banks are willing to provide such credit upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Account shall mean any account, contract right, general intangible, chattel paper, instrument or document representing any right to payment for goods sold (as such terms are defined in the Uniform Commercial Code) or services rendered, whether or not earned by performance and whether or not evidenced by a contract, instrument or document, which is now owned or hereafter acquired by a Loan Party. All Accounts, whether Qualified Accounts or not, shall be subject to the Banks’ Prior Security Interest.

Account Debtor shall mean any Person who is or who may become obligated to a Borrower under, with respect to, or on account of, an Account.

Acquisition Consideration shall mean with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Loan Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith.

Adjusted Fixed Charge Coverage Ratio shall mean the Consolidated Fixed Charge Coverage Ratio as such term is defined in the Indenture as in effect on the Closing Date. All defined terms included in the definition of Consolidated Fixed Charge Coverage Ratio in the Indenture as in effect on the Closing Date or included in other defined terms contained in such definition shall also have the meanings given them in the Indenture as in effect on the Closing Date.

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds ten percent (10%) or more of any class of the voting or other equity interests of such Person, or (iii) ten percent (10%) or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Agent shall mean PNC Bank, National Association, and its successors and assigns.

Agent’s Fee shall have the meaning assigned to that term in Section 9.15.

Agent’s Letter shall have the meaning assigned to that term in Section 9.15.

Agreement shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Margin shall mean, as applicable:

(A) the percentage spread to be added to Base Rate under the Base Rate Option based on the Average Unused Availability then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread,” or

(B) the percentage spread to be added to Euro-Rate under the Euro-Rate Option based on the Average Unused Availability then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Euro-Rate Spread.”

The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Appraised Value shall mean with respect to the Loan Parties’ Retail Store Inventory classified as Qualified Inventory, the net orderly liquidation value thereof as determined by an appraisal performed from time to time at Agent’s discretion by an appraiser approved by the Agent.

Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Bank, a Transferor Bank and the Agent, as Agent and on behalf of the remaining Banks, substantially in the form of Exhibit 1.1(A).

Authorized Officer shall mean those individuals, designated by written notice to the Agent from each Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. A Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

Average Unused Availability shall mean, for any fiscal quarter of the Borrowers, the average daily difference between (i) the Borrowing Base, and (ii) the Revolving Facility Usage.

Banks shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

Base Net Worth shall mean $75,000,000 of the Borrowers on a consolidated basis, excluding any non-cash Inventory adjustment as a result of LIFO accounting and the tax effect of such adjustments as a consequence of such LIFO accounting.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, (ii) the Federal Funds Open Rate plus  1/2 of 1%, and (iii) the Daily LIBOR Rate plus 100 basis points (1%). Interest on borrowings at the Base Rate is calculated on an actual/actual day basis and is payable monthly.

For purposes of this definition, “Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day. “Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by the Agent).

Base Rate Option shall mean the option of the Borrowers to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in subsection 3.1.1(i) or subsection 3.1.2(ii), respectively.

Benefit Arrangement shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Blocked Person shall have the meaning assigned to such term in Subsection 5.1.25.2.

Borrowers or Borrower shall have the meanings as set forth in the first paragraph of this Agreement.

Borrowing Base shall mean:

(1) at any time prior to the Retail Assets Perfection Period or after the Retail Assets Perfection Period has terminated, the sum of

(i) one hundred percent (100%) of cash held in the Cash Collateral Account, plus

(ii) eighty-five percent (85%) of (A) Qualified Accounts (excluding any Accounts arising from retail stores) and (B) Qualified Accounts consisting of Accounts arising from retail stores, plus

(iii) the lesser of the amount in (A) or the amount in (B) below:

(A) seventy percent (70%) of Qualified Inventory (excluding any Inventory at retail stores which is not Retail Store Inventory) and excluding Retail Store Inventory, OR

(B) $104,000,000.

(2) at any time during the Retail Assets Perfection Period, the sum of

(i) one hundred percent (100%) of cash held in the Cash Collateral Account, plus

(ii) eighty-five percent (85%) of (A) Qualified Accounts (excluding any Account arising from retail stores) and (B) Qualified Accounts consisting of Accounts arising from retail stores (collectively, the “Accounts Portion”), plus

(iii) the lesser of the amount in (A) or the amount in (B) below:

(A) the sum of:

(x) seventy percent (70%) of Qualified Inventory (excluding Retail Store Inventory), plus

(y) the lesser of (1) eighty-five percent (85%) of the Appraised Value of Qualified Inventory which is Retail Store Inventory, or (2) seventy percent (70%) of the cost of such Retail Store Inventory, OR

(B) $104,000,000.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrowers and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which the Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania, and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Canadian Law shall mean the Law of the Canadian provinces of Alberta, Saskatchewan, Manitoba or Ontario, as the case may be, and the federal laws of Canada applicable therein.

Cash Collateral Account shall mean the cash collateral account maintained by each of the Borrowers with the Agent from which monies may be withdrawn only by the Agent.

Closing Date shall mean November 21, 2008.

Collateral shall mean the property of the Loan Parties in which security interests are to be granted under the Security Agreement which shall include all Accounts and Inventory and related rights, as more fully set forth in the Security Agreement.

Commercial Letter of Credit shall mean any Letter of Credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

Consolidated Net Worth shall mean, as of any date of determination, total stockholders’ equity of the Borrowers and their Subsidiaries as of such date determined and consolidated in accordance with GAAP, excluding any non-cash Inventory adjustment as a result of LIFO accounting and the tax effect of such adjustments as a consequence of such LIFO accounting.

Depository shall have the meaning assigned to such term in Section 4.8.1.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Drawing Date shall have the meaning assigned to that term in Section 2.8.3.2.

Earnings Before Interest and Taxes shall mean for any period the sum of (a) net income (or loss) of Borrowers on a consolidated basis for such period (excluding extraordinary gains), plus (b) all interest expense of Borrowers on a consolidated basis for such period, plus (c) all charges against income of Borrowers on a consolidated basis for such period for federal, state and local taxes.

EBITDA shall mean for any period the sum of (a) Earnings Before Interest and Taxes for such period plus (b) depreciation expenses for such period, plus (c) amortization expenses for such period.

Enbridge shall mean any one or more of Enbridge Energy Company, Inc., Enbridge Energy Limited Partnership and Enbridge Pipelines Inc.

Enbridge Cash Collateral Agreement shall mean that certain Security and Agency Agreement among Enbridge and United Refining Company dated as of August 25, 2003, as such agreement is modified, amended, restated or supplemented from time to time with the consent of the Agent.

Enbridge Pipeline shall mean that pipeline transportation system owned and/or operated by Enbridge used by any Loan Party to ship Inventory through one or more of the following Canadian provinces: Alberta, Saskatchewan, Manitoba and Ontario, as well as through the United States.

Environmental Complaint shall mean any written complaint setting forth a cause of action for personal or property damage or natural resource damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Official Body, subpoena or other written notice of any type relating to, arising out of, or issued pursuant to, any of the Environmental Laws or any Environmental Conditions, as the case may be.

Environmental Conditions shall mean any conditions of the environment, including the workplace, the ocean, natural resources (including flora or fauna), soil, surface water, groundwater, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by, the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, any Property.

Environmental Laws shall mean all federal, state, local and foreign Laws and regulations, including permits, licenses, authorizations, bonds, orders, judgments and consent decrees issued, or entered into, pursuant thereto, relating to pollution or protection of human health or the environment or employee safety in the workplace.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, the Borrowers and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrowers, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro-Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest  1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted
by Bloomberg or appropriate successor as shown on
Euro-Rate	=	Bloomberg Page BBAM1
1.00 – Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrowers of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

Euro-Rate Option shall mean the option of the Borrowers to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in subsection 3.1.1(ii).

Euro-Rate Reserve Percentage shall mean the maximum percentage (expressed as a decimal rounded upward to the nearest  1/100 of 1%) as determined by the Agent which is in effect during any relevant period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) of a member bank in such System.

Event of Default shall mean any of the events described in Section 8.1 and referred to therein as an “Event of Default.”

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, November 27, 2011.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest  1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the daily federal funds open rate as determined pursuant to this sentence on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

Financial Projections shall have the meaning assigned to that term in subsection 5.1.9(ii).

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

Governmental Acts shall have the meaning assigned to that term in Section 2.8.8.

Guarantor shall mean each of the parties to this Agreement which has executed the Guaranty Agreement and any other party which joins this Agreement as a Guarantor after the date hereof.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean the Guaranty and Suretyship Agreement dated as of July 12, 2002, executed and delivered by each of the Guarantors to the Agent for the benefit of the Banks.

Hedging Obligations shall mean with respect to any Person, (i) the obligations of such Person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement relating to interest rates, and (ii) the obligations of such Person pursuant to any commodities futures contracts for the purchase or sale of crude oil, gasoline or any motor fuel constituent or refinery feed stock.

Hedging Contracts shall mean hedging agreements or arrangements related to Hedging Obligations entered into by any Loan Party in the ordinary course of business and not for speculative purposes.

Historical Statements shall have the meaning assigned to that term in subsection 5.1.9(i).

Inactive Subsidiary shall mean any Subsidiary of the Borrowers which has no assets or liabilities and does not conduct business. The Inactive Subsidiaries are listed on Schedule 5.1.3.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), or (v) any Guaranty of Indebtedness for borrowed money; provided that any Indebtedness of any Loan Party that is Guaranteed by another Loan Party shall only be counted once in the covenants of the Loan Parties hereunder.

Indenture shall mean that certain Indenture dated as of August 6, 2004, among United Refining, the Subsidiary Guarantors named therein, and Bank of New York, as trustee, as the same may be amended, restated, supplemented or modified from time to time in accordance with Section 7.2.14.

Ineligible Security shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of such Person’s creditors, generally, or any substantial portion of its creditors, undertaken under any Law.

Intercompany Subordination Agreement shall mean a Subordination Agreement dated as of July 12, 2002 among the Loan Parties in favor of the Agent and the Banks.

Interest Period shall have the meaning assigned to such term in Section 3.2.

Interest Rate Option shall mean any Euro-Rate Option or Base Rate Option.

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Inventory shall mean any and all crude oil, motor gasoline and asphalt, Retail Store Inventory (if such Inventory is subject to the Banks’ Prior Security Interest) including without limitation goods in transit, wheresoever located (including without limitation pipelines whether leased or owned) and whether now owned or hereafter acquired by a Loan Party, which are or may at any time be held as raw materials, finished goods, work-in-process, and all supplies or materials used or consumed in a Loan Party’s business of producing crude oil, asphalt and motor gasoline or held for sale or lease, including, without limitation, (a) all such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by a Loan Party, and (b) all packing, shipping and advertising materials relating to all or any such property, provided, however, motor gasoline after it is processed and leaves the refinery facility located in Warren, Pennsylvania shall be excluded from Inventory. All Inventory as defined above or in the Security Agreement, and whether or not Qualified Inventory, shall be subject to the Banks’ Prior Security Interest.

Investment Consideration shall mean the amount of cash paid by the Loan Parties, liabilities or other obligations, whether contingent or otherwise, assumed or incurred in connection with any investment, including without limitation loans, advances or capital contributions in any other Person, any Guaranty of obligations of another Person, all purchases (or other acquisitions for consideration) by any Loan Party of Indebtedness, capital stock or other securities of any other Person.

JP Morgan shall mean JP Morgan (f/ka Chase Lincoln Bank).

JP Morgan Lockbox shall mean that certain lockbox maintained by United Refining with JP Morgan pursuant to that certain lockbox agreement dated as of August 25, 1992.

Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

Letter of Credit shall have the meaning assigned to that term in Section 2.8.1.

Letter of Credit Borrowing shall mean an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made and shall not have been converted into a Revolving Credit Loan under Section 2.8.3.2.

Letter of Credit Fee shall mean the Letter of Credit fee based on the Average Unused Availability then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee” computed in accordance with the parameters set forth on Schedule 1.1(A).

Letters of Credit Outstanding shall mean at any time the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit, and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

LLC (ALL) shall mean Central New York Materials, LLC, a New York limited liability company.

LLC (SEM) shall mean Vulcan-Koch Asphalt Marketing, LLC, a Delaware limited liability company, and on and after May 31, 2005, Vulcan-SemMaterials Asphalt Marketing, LLC, a Delaware limited liability company.

LLC Agreement (ALL) shall mean that certain Operating Agreement entered into by and between United Refining and All States Asphalt, Inc., a Massachusetts corporation.

LLC Agreement (SEM) shall mean the Vulcan-Koch Asphalt Marketing, LLC Limited Liability Company Agreement entered into by and between United Refining and Koch Materials Company dated June 1, 2001, with SemMaterials, L.P. acquiring the fifty percent (50%) interest owned by Koch Materials Company in the LLC (SEM) on or about May 31, 2005.

LLC Interests shall have the meaning given to such term in Section 5.1.3.

Loan Documents shall mean this Agreement, the Agent’s Letter, the Guaranty Agreement, the Intercompany Subordination Agreement, the Notes, the Lockbox Agreements, the Security Agreement, the Wire Transfer Agreements, the Letters of Credit, Hedging Contracts to which any Bank or Affiliate of any Bank is a party, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall mean the Borrowers and the Guarantors.

Loan Request shall have the meaning given to such term in Section 2.4.

Loans shall mean collectively, and Loan shall mean separately, all Revolving Credit Loans and Swing Loans, or any Revolving Credit Loan or Swing Loan.

Lockbox Agreements shall mean collectively any lockbox agreements between the Borrowers and PNC, National City and JP Morgan referred to in the definitions of the PNC Lockbox, National City Lockbox and JP Morgan Lockbox, respectively.

Lockboxes shall mean collectively the PNC Lockbox, National City Lockbox and JP Morgan Lockbox.

Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform its Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Material Contract shall have the meaning assigned to such term in Section 5.1.19.

Month, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which a Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including a Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

National City shall mean National City Bank, successor to National City Bank of Pennsylvania.

National City Lockbox shall mean that certain lockbox maintained by United Refining with National City pursuant to that certain lockbox agreement dated as of July 1, 1991.

Notes shall mean the Revolving Credit Notes and the Swing Loan Note.

Notices shall have the meaning assigned to that term in Section 10.6.

Obligation shall mean any obligation or liability of any of the Loan Parties to the Agent, any of the Banks or Affiliates of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Agent’s Letter or any other Loan Document.

Official Body shall mean any national, federal, state, provincial, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Other Permitted Investment shall have the meaning given to such term in Section 7.2.4(v).

Participation Advance shall mean, with respect to any Bank, such Bank’s payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.8.4.

Partnership Interests shall have the meaning given to such term in Section 5.1.3.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisition shall have the meaning assigned to such term in Section 7.2.6.

Permitted Investments shall mean:

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii) commercial paper maturing in 180 days or less, rated not lower than A-1 by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition.;

(iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition; and

(iv) mutual funds which hold exclusively investments described in clauses (i), (ii) or (iii) above.

Permitted Liens shall mean:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Liens incurred or good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, including without limitation, (1) statutory Liens in favor of Enbridge on inventory of the Borrowers in the pipeline of Enbridge , provided that to the extent the Inventory upon which such Liens exist is included in the Borrowing Base, such Liens are subject to the Enbridge Cash Collateral Agreement, and (2) consensual liens on cash of the Borrowers granted by the Borrowers pursuant to the Enbridge Cash Collateral Agreement in amounts not exceeding the amount of the obligations of the Borrower due to Enbridge as determined by Enbridge;

(v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) Liens, security interests and mortgages in favor of the Agent for the benefit of the Banks;

(vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

(viii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), securing Indebtedness then existing and any Lien on the same asset securing Indebtedness which refinances the Indebtedness securing such Lien provided that the principal amount secured thereby is not increased, and no additional assets become subject to such Lien;

(ix) Purchase Money Security Interests and Liens on assets other than Collateral to the extent permitted under Section 7.2.1(v); and

(x) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed, or (B) if a final judgment is entered and such judgment is discharged, bonded or stayed (and continue to be stayed for all times thereafter) within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; and

(2) Liens resulting from final judgments or orders described in Section 8.1.6; and

(3) Environmental Liens in respect of environmental clean-up costs alleged to be due as presently or prospectively authorized under any federal or state law, provided Borrowers shall have contested the lawfulness or amount of any such lien in good faith, provided further that the amount thereof, together with the Liens resulting from final judgments or orders described in Section 8.1.6 does not exceed $2,500,000;

(xi) any Lien granted to a commodity broker in connection with an account created and maintained by United Refining to engage in the trading of futures contracts on a recognized exchange for the purpose or reducing the price risk associated with holding or purchasing crude oil and refined petroleum products inventory; provided that, (x) any such Lien shall be confined solely to futures contracts permitted by clause (y) below and to cash equivalents in an amount not exceeding $5,000,000 on deposit in such account and (y) with respect to such account, neither United Refining nor any Subsidiary shall enter into any obligations in any hedging transactions, the effect of which would be to cause more than 2,500,000 barrels of crude oil or more than 2,500,000 barrels of refined petroleum products to be at any time subject to fixed-price contracts to which United Refining or any Subsidiary is a party. A contract for the purchase of crude oil or refined petroleum products shall not be deemed to be a “fixed-price contract” for purposes of the proviso to the immediately preceding sentence if the price thereunder is based upon and varies with Canadian price postings for the same or a similar commodity, prices for the same or a similar commodity on the New York Mercantile Exchange or any other index which reflects market prices;

(xii) any Lien on an asset acquired in a Permitted Acquisition provided that (a) the asset is not of the category of any of the assets described in the definition of “Collateral” contained in the Security Agreement, (b) such Lien secures Indebtedness incurred in connection with or assumed in such Permitted Acquisition, and (c) such Lien secures Indebtedness which is included in the determination of Acquisition Consideration; provided however, that at such time as such assets are permitted under the Indenture to be pledged as Collateral hereunder and the Borrowers elect to or are required to have such assets pledged as security for the Obligations hereunder, liens on such assets (other than in favor of the Agent and the Banks) shall not be permitted hereunder;

(xiii) Cash collateral securing surety bonds issued in the ordinary course of the business of the Loan Parties.

Permitted Voluntary Dissolution shall have the meaning assigned to such term in Section 7.1.1.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group, or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

PNC Lockbox shall mean that certain lockbox maintained by United Refining with the Agent pursuant to that certain lockbox agreement dated as of February 7, 1993.

Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

Principal Office shall mean the main banking office of the Agent in Pittsburgh, Pennsylvania.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code or in the Personal Property Security Act of the province of either Alberta, Saskatchewan, Manitoba or Ontario, as the case may be, in the Collateral which is subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute or Purchase Money Security Interests as permitted hereunder or to Permitted Liens.

Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

Purchasing Bank shall mean a Bank which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Qualified Accounts shall mean any Accounts of any Borrower which the Agent in its sole discretion reasonably exercised determines to have met all of the minimum requirements set forth on Schedule 1.1(Q)(i).

Qualified Enbridge Pipeline Inventory shall mean Qualified Inventory located in the Enbridge Pipeline.

Qualified Inventory shall mean any Inventory of any Borrower which the Agent in its sole discretion reasonably exercised determines to have met all of the minimum requirements set forth on Schedule 1.1(Q)(ii) and if such Inventory is located in the Enbridge Pipeline, shall meet the following additional requirements: (i) all current filings or recordations under Canadian Law necessary to perfect Agent’s security interest in such Inventory shall be in effect, (ii) notice of Agent’s Lien on such Inventory has been provided to Enbridge as required by any Tariff governing the transmission of such Inventory, (iii) the Banks shall have been provided with a legal opinion of Canadian counsel confirming that Agent has a perfected security interest in such Inventory, and (iv) the transmission costs and tariffs associated with such Inventory shall be subject to the Enbridge Cash Collateral Agreement pursuant to which a Loan Party has granted to Enbridge cash collateral or a letter of credit sufficient to pay such transmission costs and tariffs. Inventory which meets such requirements shall be valued for purposes of computing the Borrowing Base at the lower of:

(i) its book value on a FIFO basis or

(ii) its market value which shall be

(1) its Appraised Value if such Inventory is Retail Store Inventory or

(2) computed as follows if such Inventory is not Retail Store Inventory: by multiplying the quantity of such Qualified Inventory by the unit price per volume reported on the date of computation by (a) Oil Price Information Services for products if such Inventory consists of refining products or Poten and Partners, Inc. for asphalt if such Inventory consists of asphalt, and (b) the New York Mercantile Exchange if such Inventory consists of crude oil; the market value of crude oil computed pursuant to this clause (ii)(2)(b) shall be reduced by the applicable crude stream discounts for oil pricing.

Ratable Share shall mean the proportion that a Bank’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Banks.

Regulated Substances shall mean any substance, including any solid, liquid, semisolid, gaseous, thermal, thoriated or radioactive material, refuse, garbage, wastes, chemicals, petroleum products, byproducts, coproducts, impurities, dust, scrap, heavy metals, defined as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic waste,” “hazardous waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any related materials, substances or wastes as now or hereafter defined pursuant to any Environmental Laws, ordinances, rules, regulations or other directives of any Official Body, the generation, manufacture, extraction, processing, distribution, treatment, storage, disposal, transport, recycling, reclamation, use, reuse, spilling, leaking, dumping, injection, pumping, leaching, emptying, discharge, escape, release or other management or mismanagement of which is regulated by the Environmental Laws.

Regulation U shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Reimbursement Obligation shall have the meaning assigned to such term in Section 2.8.3.2.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

Required Banks shall mean:

(A) if there are one (1) or two (2) Banks, Required Banks shall mean all of the Banks, or

(B) if there are more than (2) Banks, the Required Banks shall mean:

(i) if there are no Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, Banks whose Revolving Credit Commitments aggregate at least fifty-one percent (51%) of the Revolving Credit Commitments of all of the Banks, or

(ii) if there are Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, any Bank or group of Banks if the sum of the Loans, Reimbursement Obligations and Letter of Credit Borrowings of such Banks then outstanding aggregates at least fifty-one percent (51%) of the total principal amount of all of the Loans, Reimbursement Obligations and Letter of Credit Borrowings then outstanding. Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Agent and not a participating Bank if such Bank has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Bank to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

Required Share shall have the meaning assigned to such term in Section 4.9.

Retail Assets Perfection Period shall commence when the Loan Parties have, to the satisfaction of the Agent as confirmed by the Agent in writing, granted to the Agent for the benefit of the Banks Prior Security Interests in all of the Inventory located at retail stores (which is not Retail Store Inventory) and Retail Store Inventory located at, or arising from (in the case of Accounts), the Loan Parties’ retail locations, and shall terminate if the Agent for the benefit of the Banks shall cease to have such a Prior Security Interest in such assets.

Retail Store Inventory shall mean the grocery and related products located at the retail locations of the Loan Parties.

Revolving Credit Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks.

Revolving Credit Loans shall mean collectively, and Revolving Credit Loan shall mean separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Banks or one of the Banks to a Borrower or in the aggregate to the Borrowers pursuant to Section 2.1 or 2.8.3.

Revolving Credit Notes shall mean collectively, and Revolving Credit Note shall mean separately, all the Revolving Credit Notes of the Borrowers in the form of Exhibit 1.1(R) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Revolving Facility Usage shall mean at any time the sum of the Revolving Credit Loans outstanding, the Swing Loans outstanding and the Letters of Credit Outstanding.

Schedule of Accounts shall mean for each Borrower a detailed, aged trial balance of all then-existing Accounts in form and substance satisfactory to Agent, specifying in each case the names, addresses, face amount and dates of invoice(s) for each Account Debtor obligated on an Account so listed and, if requested by the Agent, copies of proof of delivery and customer statements and the original copy of all documents, including, without limitation, repayment histories and present status reports, and such other matters and information relating to the status of the Accounts and/or the Account Debtors so scheduled as the Agent may from time to time reasonably request.

Schedule of Inventory shall mean for each Borrower a current schedule of Inventory in form and substance satisfactory to the Agent on a FIFO basis, itemizing and describing the kind, type, quality and quantity of Inventory, as determined by physical counts taken annually, such Borrower’s costs therefor and selling price thereof, and the weekly withdrawals therefrom and additions thereto.

Section 20 Subsidiary shall mean the Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

Security Agreement shall mean the Security Agreement dated as of July 12, 2002 executed and delivered by each of the Loan Parties to the Agent for the benefit of the Banks.

Senior Unsecured Notes shall mean the $350,000,000 of 10.50% Series A Senior Notes due 2012 issued by United Refining and the Subsidiary Guarantors (as defined under the Indenture), as the same may be amended, restated, supplemented or modified from time to time in accordance with Section 7.2.14.

Servicing Agreement shall mean that certain agreement between the Red Apple Group, Inc. (“RAG”) and United Refining dated June 9, 1997, pursuant to which United Refining shall pay to RAG for the use of RAG’s New York headquarters, as such agreement may be amended from time to time, and any agreement concerning the same subject matter between the United Refining and John A. Catsimatidis and/or any of his Affiliates, whether such agreement is a replacement thereof or in addition thereto.

Settlement Date shall mean November 21, 2008, and thereafter shall mean Thursday of each week (if such day is a Business Day and, if not, the next succeeding Business Day) and any other Business Day on which the Agent elects to effect settlement pursuant to Section 2.5.3 or Section 4.9.

SFAS 133 means Statements of Financial Accounting Standards No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities”.

Shares shall have the meaning assigned to that term in Section 5.1.2.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business.

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which fifty percent (50%) or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which fifty percent (50%) or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which fifty percent (50%) or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Shares shall have the meaning assigned to that term in Section 5.1.3.

Swing Loan Commitment shall mean PNC Bank’s commitment to make Swing Loans to the Borrowers pursuant to Section 2.1.2 hereof in an aggregate principal amount up to $20,000,000.

Swing Loan Note shall mean the Swing Loan Note of the Borrowers in the form of Exhibit 1.1(S) evidencing the Swing Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.4.2 hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC Bank to the Borrowers pursuant to Section 2.1.2 hereof.

Tariff shall mean any one or more of the following (i) the National Energy Board tariffs described as: (a) NEB No. 229 Enbridge Pipelines Inc. Tolls Applying on Crude Petroleum, Natural Gas Liquids and Refined Petroleum Products; and (b) NEB No. 228 Enbridge Pipelines Inc., Crude Petroleum Tariff; and/or (ii) the Federal Energy Regulatory Commission tariffs described as: (a) FERC No. 3 Enbridge Energy, Limited Partnership Rules and Regulations Governing the Transportation of Crude Petroleum by Pipeline; and (b) FERC No. 4 Enbridge Energy, Limited Partnership Local Tariff Applying On Crude Petroleum and Natural Gas Liquids, as any such tariffs may be amended, modified, supplemented or replaced from time to time.

Tax Sharing Agreement shall mean that certain Tax Sharing Agreement dated June 9, 1997, among the Borrowers and certain Subsidiaries and Affiliates of the Borrowers.

Transferor Bank shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

Uniform Commercial Code shall have the meaning assigned to that term in Section 5.1.16.

Unused Availability shall mean at any time, the excess of the amount of the Borrowing Base over the Revolving Facility Usage.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Week shall mean the time period commencing with the opening of business on a Thursday and ending on the end of business the following Wednesday.

Wire Transfer Agreements shall mean the Agreements in the form of Exhibit 1.1(W) entered into among the Agent, the Borrowers and National City or JP Morgan upon request by the Agent; such agreements provide that JP Morgan or National City, as the case may be, shall, upon request by the Agent, wire transfer into the Cash Collateral Account the funds received in (i) the JP Morgan Lockbox, the related deposit account at JP Morgan or such other collection accounts as requested by Agent, and (ii) the National City Lockbox or the related deposit account at National City or such other collection accounts requested by Agent, in each case within 24 hours of their receipt thereof.

1.2 Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1 Number; Inclusion.

references to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2 Determination.

references to “determination” of or by the Agent or the Banks shall be deemed to include good-faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Banks (in the case of qualitative determinations), and such determination shall be conclusive absent manifest error;

1.2.3 Agent’s Discretion and Consent.

whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4 Documents Taken as a Whole.

the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.5 Headings.

the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any) preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6 Implied References to This Agreement.

article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7 Persons.

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8 Modifications to Documents.

reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9 From, To and Through.

relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

1.2.10 Shall; Will.

references to “shall” and “will” are intended to have the same meaning.

1.3 Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Historical Statements referred to in subsection 5.1.9(i) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 7.2 based upon a Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with such Borrower’s financial statements at that time.

2. REVOLVING CREDIT LOAN FACILITIES

2.1 Revolving Credit Commitments; Swing Loan Commitment.

2.1.1 Revolving Credit Commitments.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date, provided that after giving effect to such Loan and subject to Section 10.1.4, the aggregate amount of Loans from such Bank shall not exceed such Bank’s Revolving Credit Commitment minus such Bank’s Ratable Share of the Letters of Credit Outstanding and outstanding Swing Loans. Within such limits of time and amount and subject to the other provisions of this Agreement, each Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2 Swing Loan Commitment.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that the aggregate principal amount of PNC Bank’s Swing Loans and the Revolving Credit Loans of all the Banks at any one time outstanding plus the Letters of Credit Outstanding shall not exceed the Revolving Credit Commitments of all the Banks. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2 Nature of Banks’ Obligations With Respect to Revolving Credit Loans.

Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 [Revolving Credit Loan Requests] in accordance with its Ratable Share. The aggregate of each Bank’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the Letters of Credit Outstanding. The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrowers, jointly and severally, agree to pay to the Agent for the account of each Bank, as consideration for such Bank’s Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the “Commitment Fee”) on the average daily difference between the amount of (i) such Bank’s Revolving Credit Commitment, as the same may be constituted from time to time (for purposes of this computation, PNC Bank’s Swing Loans shall be deemed to be borrowed amounts under PNC Bank’s Revolving Credit Commitment), and (ii) such Bank’s Loans and Ratable Share of the Letters of Credit. The Commitment Fee shall be equal to (x) 0.250% per annum if the average daily amount of outstanding Loans and Letters of Credit in the applicable fiscal quarter is greater than $75,000,000 in the aggregate, or (y) 0.375% per annum if the average daily amount of outstanding Loans and Letters of Credit in the applicable fiscal quarter is equal to or less than $75,000,000 in the aggregate. All Commitment Fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable in arrears on the first Business Day of each January, April, July and October after the date hereof and on the Expiration Date or upon acceleration of the Notes.

2.4 Revolving Credit Loan Requests; Swing Loan Requests.

2.4.1 Revolving Credit Loan Requests

Except as otherwise provided herein, a Borrower may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Agent, not later than 12:00 noon, Pittsburgh time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Loans; and (ii) the same Business Day as either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which shall be in integral multiples of $500,000 and not less than $2,000,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $1,000,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.4.2 Swing Loan Requests.

Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request PNC Bank to make Swing Loans by delivery to PNC Bank not later than 1:00 o’clock p.m. Pittsburgh time on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000 and in multiples of $100,000.

2.5 Making Revolving Credit Loans and Swing Loans.

2.5.1 Making Revolving Credit Loans.

The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4.1 [Revolving Credit Loan Requests], notify the Banks of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Banks of such Revolving Credit Loans as determined by the Agent in accordance with Section 2.2 [Nature of Banks’ Obligations with Respect to Revolving Credit Loans]. Each Bank shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Banks have made funds available to it for such purpose and subject to Section 6.2 [Each Additional Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower requesting such Revolving Credit Loans in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the applicable Borrowing Date, provided that if any Bank fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on such Borrowing Date, and such Bank shall be subject to the repayment obligation in Section 9.16 [Availability of Funds].

2.5.2 Making Swing Loans.

So long as PNC Bank elects to make Swing Loans, PNC Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2, fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 3:00 o’clock p.m. Pittsburgh time on the Borrowing Date.

2.5.3 Borrowings to Repay Swing Loans.

PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Bank shall make a Revolving Credit Loan in an amount equal to such Bank’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, provided that no Bank shall be obligated in any event to make Revolving Credit Loans, which when taken together with its Ratable Share of Letters of Credit Outstanding, exceed its Revolving Credit Commitment. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 without regard to any of the requirements of that provision. PNC shall provide notice to the Banks (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.5.3 and of the apportionment among the Banks, and the Banks shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 6.2 are then satisfied) by the time PNC so requests, which shall not be later than 4:00 p.m. Pittsburgh time on the Business Day upon which the Banks receive such notice from PNC prior to 1:00 p.m. Pittsburgh time.

2.6 Notes.

2.6.1 Revolving Credit Notes.

The Obligation of each Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note in substantially the form of Exhibit 1.1(R) payable to the order of such Bank in a face amount equal to the Revolving Credit Commitment of such Bank.

2.6.2 Swing Loan Note.

The obligation of the Borrowers to repay the unpaid principal amount of the Swing Loans made to it by PNC Bank together with interest thereon shall be evidenced by a demand promissory note of the Borrowers in substantially the form of Exhibit 1.1(S) payable to the order of PNC Bank in a face amount equal to the Swing Loan Commitment.

2.7 Use of Proceeds.

The proceeds of the Revolving Credit Loans shall be used for general corporate purposes, permitted acquisitions, ongoing capital expenditure needs and working capital and in accordance with Section 7.1.10 [Use of Proceeds].

2.8 Letter of Credit Subfacility.

2.8.1 Issuance of Letters of Credit.

A Borrower may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party by delivering to the Agent a completed application and agreement for letters of credit in such form as the Agent may specify from time to time by no later than 10:00 a.m., Pittsburgh time, at least three (3) Business Days, or such shorter period as may be agreed to by the Agent, in advance of the proposed date of issuance. Each Letter of Credit shall be either a Standby Letter of Credit or a Commercial Letter of Credit. Subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.8, the Agent will issue a Letter of Credit, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than ten (10) Business Days prior to the Expiration Date and providing that in no event shall (i) the Letters of Credit Outstanding exceed, at any one time, $50,000,000, or (ii) the Revolving Facility Usage exceed, at any one time the lesser of, (a) the Revolving Credit Commitments or (b) subject to Section 10.1.4, the Borrowing Base minus $10,000,000.

2.8.2 Letter of Credit Fees.

The Borrowers jointly and severally shall pay (i) to the Agent for the ratable account of the Banks the Letter of Credit Fee, and (ii) to the Agent for its own account, a fronting fee as set forth in the Agent’s Letter, which fees shall be computed on the daily average Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first Business Day of each July, October, January and April following issuance of each Letter of Credit and on the Expiration Date. The Borrowers shall also pay to the Agent for the Agent’s sole account the Agent’s then-in-effect customary fees (excluding fees in the nature of fronting fees which are addressed in the preceding sentence) and administrative expenses payable with respect to the Letters of Credit as the Agent may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation and administration of Letters of Credit.

2.8.3 Disbursements, Reimbursement.

2.8.3.1 Immediately upon the Issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.8.3.2 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Agent will promptly notify the Borrowers. Provided that they shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse the Agent shall sometimes be referred to as a “Reimbursement Obligation”) the Agent prior to 12:00 noon, Pittsburgh time, on each date that an amount is paid by the Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the Agent. In the event the Borrowers fail to reimburse the Agent for the full amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh time, on the Drawing Date, the Agent will promptly notify each Bank thereof, and the Borrowers shall be deemed to have requested that Revolving Credit Loans be made by the Banks under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Additional Loan or Letter of Credit] other than any notice requirements. Any notice given by the Agent pursuant to this Section 2.8.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.8.3.3 Each Bank shall upon any notice pursuant to Section 2.8.3.2 make available to the Agent an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Banks shall (subject to Section 2.8.3.4) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrowers in that amount. If any Bank so notified fails to make available to the Agent for the account of the Agent the amount of such Bank’s Ratable Share of such amount by no later than 2:00 p.m., Pittsburgh time, on the Drawing Date, then interest shall accrue on such Bank’s obligation to make such payment, from the Drawing Date to the date on which such Bank makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date, and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Agent to give any such notice on the Drawing Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligation under this Section 2.8.3.3.

2.8.3.4 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.8.3.2, because of a Borrower’s failure to satisfy the conditions set forth in Section 6.2 [Each Additional Loan or Letter of Credit] other than any notice requirements or for any other reason, a Borrower shall be deemed to have incurred from the Agent a Letter of Credit Borrowing in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Bank’s payment to the Agent pursuant to Section 2.8.3.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Participation Advance from such Bank in satisfaction of its participation obligation under this Section 2.8.3.

2.8.4 Repayment of Participation Advances.

2.8.4.1 Upon (and only upon) receipt by the Agent for its account of immediately available funds from a Borrower (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Bank has made a Participation Advance to the Agent, or (ii) in payment of interest on such a payment made by the Agent under such a Letter of Credit, the Agent will pay to each Bank, in the same funds as those received by the Agent, the amount of such Bank’s Ratable Share of such funds, except the Agent shall retain the amount of the Ratable Share of such funds of any Bank that did not make a Participation Advance in respect of such payment by Agent.

2.8.4.2 If the Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian or any official in any Insolvency Proceeding, any portion of the payments made by any Loan Party to the Agent pursuant to Section 2.8.4.1 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent the amount of its Ratable Share of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.8.5 Documentation.

Each Loan Party agrees to be bound by the terms of the Agent’s application and agreement for letters of credit and the Agent’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from the such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.8.6 Determinations to Honor Drawing Requests.

Subject to Section 10.8, in determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.8.7 Nature of Participation and Reimbursement Obligations.

Each Bank’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8.3, as a result of a drawing under a Letter of Credit, and the Obligations of each Borrower to reimburse the Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Agent, a Borrower or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit Commitments], 2.4 [Loan Requests], 2.5 [Making Loans] or 6.2 [Each Additional Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Banks to make Participation Advances under Section 2.8.3;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Bank against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Bank may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Agent or its Affiliates or any Bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Agent or any of the Agent’s Affiliates has been notified thereof;

(vi) payment by the Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts of omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Agent has received written notice from such Loan Party of such failure within three Business Days after the Agent shall have furnished such Loan Party a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Revolving Credit Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.8.8 Indemnity.

In addition to amounts payable as provided in Section 9.5 [Reimbursement and Indemnification of Agent by the Borrowers], the Borrowers hereby jointly and severally agree to protect, indemnify, pay and save harmless the Agent from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel ) which the Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent as determined by a final judgment of a court of competent jurisdiction, or (B) subject to the following clause (ii), the wrongful dishonor by the Agent of a proper demand for payment made under any Letter of Credit, or (ii) the failure of the Agent to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

2.8.9 Liability for Acts and Omissions.

As between any Loan Party and the Agent, or the Agent’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Agent shall not be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Agent or the Agent’s Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such

Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Agent’s Affiliates, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent’s or the Agent’s Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Agent from liability for the Agent’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Agent or the Agent’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Agent or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent or the Agent’s Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Agent or the Agent’s Affiliates under any resulting liability to the Borrower or any Bank.

3. INTEREST RATES

3.1 Interest Rate Options.

Each Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by Borrowers from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche, provided that (i) there shall not be at any one time outstanding more than five (5) Borrowing Tranches in the aggregate among all of the Loans, and (ii) only the Base Rate Option shall apply to Swing Loans. If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank’s highest lawful rate, the rate of interest on such Bank’s Loan shall be limited to such Bank’s highest lawful rate.

3.1.1 Revolving Credit Interest Rate Options.

Each Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin.

3.1.2 Rate Quotations.

A Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.

3.2 Interest Periods.

At any time when a Borrower shall select, convert to or renew a Euro-Rate Option, such Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such Euro-Rate Option by delivering a Loan Request. The notice shall specify an interest period (the “Interest Period”) during which such Interest Rate Option shall apply, such Interest Period to be one, two, three or six Months. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

3.2.1 Ending Date and Business Day.

any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

3.2.2 Amount of Borrowing Tranche.

each Borrowing Tranche of Euro-Rate Loans shall be not less than $2,000,000 and in integral multiples of $500,000 in excess thereof;

3.2.3 Termination Before Expiration Date.

a Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date; and

3.2.4 Renewals.

in the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

3.3 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

3.3.1 Letter of Credit Fees, Interest Rate,

the Letter of Credit Fees shall be increased by two percent (2%) per annum and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8.2 [Letter of Credit Fees] or Section 3.1 [Interest Rate Options], respectively, shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional two percent (2.0%) per annum;

3.3.2 Other Obligations.

each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional two percent (2%) per annum from the time such Obligation becomes due and payable and until it is paid in full.

3.3.3 Acknowledgment.

Each Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Agent.

3.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

3.4.1 Unascertainable.

If on any date on which a Euro-Rate would otherwise be determined, the Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate, the Agent shall have the rights specified in Section 3.4.3.

3.4.2 Illegality; Increased Costs; Deposits Not Available.

If at any time any Bank shall have determined that:

(i) the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan to which a Euro-Rate Option applies, respectively, are not available to such Bank with respect to such Loan, in the London interbank market, then the Agent shall have the rights specified in Section 3.4.3.

3.4.3 Agent’s and Bank’s Rights.

In the case of any event specified in Section 3.4.1 above, the Agent shall promptly so notify the Banks and the Borrowers thereof, and in the case of an event specified in Section 3.4.2 above, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Banks, in the case of such notice given by the Agent, or (B) such Bank, in the case of such notice given by such Bank, to allow a Borrower to select, convert to or renew a Euro-Rate Option shall be suspended until the Agent shall have later notified the Borrowers, or such Bank shall have later notified the Agent, of the Agent’s or such Bank’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under Section 3.4.1 and a Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Bank notifies the Agent of a determination under Section 3.4.2, the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 4.6.2 [Indemnity], as to any Loan of the Bank to which a Euro-Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 4.4 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

3.5 Selection of Interest Rate Options.

If a Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], such Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.

4. PAYMENTS

4.1 Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Agent’s Fee or other fees or amounts due from a Borrower hereunder shall be payable prior to 11:00 a.m., Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by each Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Banks with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds, provided that in the event payments are received by 11:00 a.m., Pittsburgh time, by the Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks. The Agent’s and each Bank’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

4.2 Pro Rata Treatment of Banks.

Each borrowing shall be allocated to each Bank according to its Ratable Share (except to the extent provided in Section 2.5.2), and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by a Borrower with respect to principal, interest, Revolving Credit Commitment Fees, Letter of Credit Fees, or other fees (except for the Agent’s Fee) or amounts due from such Borrower hereunder to the Banks with respect to the Loans, shall (except as provided in Section 3.4.3 [Agent’s and Bank’s Rights] in the case of an event specified in Section 3.4 [Euro-Rate Unascertainable; Etc.], 4.4.2 [Voluntary Prepayments] or 4.4 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Loans outstanding from each Bank and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Bank. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the Borrowers with respect to Swing Loans shall be made by or to PNC Bank according to Section 2.

4.3 Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the first Business Day of each calendar month after the date hereof and on the Expiration Date or upon acceleration of the Notes. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 4.5 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

4.4 Voluntary Prepayments.

4.4.1 Right to Prepay.

Each Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.4.2 below or in Section 4.6 [Additional Compensation in Certain Circumstances]):

(i) at any time with respect to any Loan to which the Base Rate Option applies,

(ii) on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies, and

(iii) on the date specified in a notice by any Bank pursuant to Section 3.4 [Euro-Rate Unascertainable, Etc.] with respect to any Loan to which a Euro-Rate Option applies.

Whenever a Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent no later than 1:00 p.m. Pittsburgh time on the date of prepayment of Revolving Credit Loans or Swing Loans, setting forth the following information:

(x) the date, which shall be a Business Day, on which the proposed prepayment is to be made; and

(y) the total principal amount of the prepayment which shall not be less than the lesser of: (a) in the case of the Revolving Credit Loans (1) $1,000,000, or (2) the Revolving Credit Loans comprising any Borrowing Tranche if all Revolving Credit Loans comprising such Borrowing Tranche are to be prepaid, and (b) in the case of the Swing Loans (1) $100,000, or (2) the principal amount outstanding on the Swing Loans.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Unless otherwise specified by such Borrower, any prepayments shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the Euro-Rate Option applies, and thereafter, first to the Revolving Credit Loans, then to the Swing Loans. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Banks under Section 4.6.2 [Indemnity].

4.4.2 Replacement of a Bank.

In the event any Bank (i) gives notice under Section 3.4 [Euro-Rate Unascertainable, Etc.] or Section 4.6.1 [Increased Costs, Etc.], (ii) does not fund Revolving Credit Loans because the making of such Loans would contravene any Law applicable to such Bank, (iii) does not approve any action as to which consent of the Required Banks is requested by a Borrower and obtained hereunder, or (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), then applicable Borrowers shall have the right at their option, with the consent of the Agent, which shall not be unreasonably withheld, to prepay the Loans of such Bank in whole, together with all interest accrued thereon, and terminate such Bank’s Revolving Credit Commitment within ninety (90) days after (w) receipt of such Bank’s notice under Section 3.4 [Euro-Rate Unascertainable, Etc.] or 4.6.1 [Increased Costs, Etc.], (x) the date such Bank has failed to fund Revolving Credit Loans because the making of such Loans would contravene Law applicable to such Bank, (y) the date of obtaining the consent which such Bank has not approved, or (z) the date such Bank became subject to the control of an Official Body, as applicable; provided that each such Borrower shall also pay to such Bank at the time of such prepayment any amounts required under Section 4.6 [Additional Compensation in Certain Circumstances] and any accrued interest due on such amount and any related fees; provided, however, that the Revolving Credit Commitment of such Bank shall be provided by one or more of the remaining Banks or a replacement lender acceptable to the Agent and the Borrowers; provided, further, the remaining Banks shall have no obligation hereunder to increase their Revolving Credit Commitments. Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section 9.14 [Successor Agent] and provided that all Letters of Credit have expired or been terminated or replaced.

4.4.3 Change of Lending Office.

Each Bank agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 3.4.2 [Illegality, Etc.] or 4.6.1 [Increased Costs, Etc.] with respect to such Bank, it will, if requested by a Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 4.4.3 shall affect or postpone any of the Obligations of the Borrowers or any other Loan Party or the rights of the Agent or any Bank provided in this Agreement.

4.5 Reduction of Commitment.

The Borrowers shall have the right at any time and from time to time upon fifteen (15) days’ irrevocable prior written notice to Agent to permanently and ratably reduce, in whole multiples of $5,000,000 of principal up to a maximum aggregate reduction of $25,000,000, the Commitments without penalty or premium, except as hereinafter set forth, provided that any such reduction shall be accompanied by prepayment of the Revolving Credit Notes (together with cash collateralization, if necessary, of the Letters of Credit), together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.6 [Additional Compensation in Certain Circumstances]), to the extent that the aggregate amount thereof then outstanding exceeds the Commitments as so reduced. From the effective date of any such reduction or termination, the obligations of Borrowers to pay the Commitment Fee shall correspondingly be reduced.

4.6 Additional Compensation in Certain Circumstances.

4.6.1 Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

(i) subjects any Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by any Borrower of principal, interest, Revolving Credit Commitment Fees, or other amounts due from any Borrower hereunder or under the Notes (except for taxes on the overall net income of such Bank),

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank, or

(iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank’s capital, taking into consideration such Bank’s customary policies with respect to capital adequacy) by an amount which such Bank in its sole discretion deems to be material, such Bank shall from time to time notify the Borrowers and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Bank to be necessary to compensate such Bank for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Bank thirty (30) Business Days after such notice is given.

4.6.2 Indemnity.

In addition to the compensation required by Section 4.6.1 [Increased Costs, Etc.], the Borrowers shall indemnify, jointly and severally, each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Loans subject to a Euro-Rate Option) which such Bank sustains or incurs as a consequence of any:

(i) payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii) attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Revolving Credit Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.4 [Voluntary Prepayments] or notice relating to Commitment reductions under Section 4.5 [Reduction of Commitment], or

(iii) default by any Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of any Borrower to pay when due (by acceleration or otherwise) any principal, interest, Revolving Credit Commitment Fee or any other amount due hereunder.

If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the applicable Borrowers of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable, jointly and severally, by the Borrowers to such Bank thirty (30) Business Days after such notice is given.

4.7 Deposit into Lockbox.

Each Borrower shall require Account Debtors whose Accounts represent at least fifty percent (50%) of all Accounts of all Loan Parties to make all payments due from them to such Loan Parties directly to the applicable Lockboxes, the respective deposit accounts at JP Morgan, National City and PNC Bank related to such Lockboxes or such other deposit accounts which are subject to the Wire Transfer Agreements.

4.8 Receipt and Application of Payment; Cash Collateral Account; Collections; Agent’s Right to Notify Account Debtors.

The Provisions of this Section 4.8 shall apply immediately and only upon the occurrence of an Event of Default and for so long as such Event of Default shall be continuing (referred to as a “Triggering Event”). Until the occurrence of a Triggering Event, Agent shall not send notices to the depositaries under the Wire Transfer Agreements directing payments be made by the depositaries to the blocked account located at the Agent.

4.8.1 Receipt and Application of Payment.

So long as any such Triggering Event shall be continuing (i) the Borrowers shall instruct JP Morgan and National City to deposit via wire transfer into the Cash Collateral Account all cash, checks and other items of payment received in the JP Morgan Lockbox or National City Lockbox, as the case may be, within 24 hours of JP Morgan’s or National City’s receipt thereof, (ii) all cash, checks or other items of payment received in the PNC Lockbox shall be immediately deposited into the Cash Collateral Account promptly upon PNC’s receipt thereof, and (iii) the Borrowers shall deposit into the Cash Collateral Account within 24 hours of Borrowers’ receipt thereof all cash, checks or other items of payment received from those Account Debtors not currently making payment into a Lockbox or, promptly upon request of the Agent, shall cause such Account Debtors to deposit such cash, checks or other items of payment directly into one of the Lockboxes. In the event a Borrower (or any of its Affiliates, shareholders, directors, officers, employees, agents or those persons acting for or in concert with a Borrower) shall receive any cash, checks, notes, drafts or other similar items of payment relating to or constituting the Collateral (or proceeds thereof), no later than the first Business Day following receipt thereof, such Borrower shall

(i) deposit or cause the same to be deposited, in kind, in the Cash Collateral Account established by such Borrower with the Agent or such other depository as may be designated in writing by the Agent (the “Depository”), from which account the Agent alone shall have the power of withdrawal, and with respect to which the Depository shall waive any rights of set off, and

(ii) forward to the Agent, on a daily basis, a collection report in form and substance satisfactory to the Agent and, at the Agent’s request, copies of all such items and deposit slips related thereto.

4.8.2 Cash Collateral Account.

The Agent alone shall have the sole power of withdrawal from the Cash Collateral Account, and at each such time, all cash, notes, checks, drafts or similar items of payment by or for the account of a Borrower shall be the sole and exclusive property of the Banks immediately upon the earlier of the receipt of such items by the Agent or the Depository or the receipt of such items by such Borrower; provided, however, that for the purpose of computing interest hereunder such items shall be deemed to have been collected and shall be applied by the Agent on account of the Revolving Credit Loans outstanding to such Borrower one (1) Business Day after receipt by the Agent (subject to correction for any items subsequently dishonored for any reason whatsoever). Notwithstanding anything to the contrary herein, during each period when this Section 4.8.2 is applicable, all such items of payment shall, solely for purposes of determining the occurrence of such Event of Default, be deemed received upon actual receipt by the Agent, unless the same are subsequently dishonored for any reason whatsoever, and all funds in the Cash Collateral Account, including all payments made by or on behalf of and all credits due a Borrower, may be applied and reapplied in whole or in part to any of the Revolving Credit Loans to the extent and in the manner the Agent deems advisable.

4.8.3 Collections; Agent’s Right to Notify Account Debtors.

The Agent may notify any or all Account Debtors that the Accounts have been assigned to the Banks and that the Banks have a security interest therein, and to direct such Account Debtors to make all payments due from them to each Borrower upon the Accounts directly to the Agent to the Lockboxes or to any other lockbox designated by the Agent. The Agent shall promptly furnish the Borrowers with a copy of any such notice sent. Any such notice, in the Agent’s sole discretion, may be sent on the Borrowers’ stationery, in which event the appropriate Borrower shall co-sign such notice with the Agent. To the extent that any Law or custom or any contract or agreement with any Account Debtor requires notice to or the approval of the Account Debtor in order to perfect such assignment of a security interest in Accounts, each Borrower agrees to give such notice or obtain such approval.

4.9 Settlement Date Procedures.

In order to minimize the transfer of funds between the Banks and the Agent, the Borrowers may borrow, repay and reborrow Swing Loans and PNC Bank may make Swing Loans as provided in Section 2.1.2 hereof during the period between Settlement Dates. Not later than 1:00 p.m. on each Settlement Date, the Agent shall notify each Bank of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). Prior to 4:00 p.m., Pittsburgh time, on such Settlement Date, each Bank shall pay to the Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Agent shall pay to each Bank its Ratable Share of all payments made by the Borrower to the Agent with respect to the Revolving Credit Loans. The Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.9 shall relieve the Banks of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.5.3. The Agent may at any time at its option for any reason whatsoever require each Bank to pay immediately to the Agent such Bank’s Ratable Share of the outstanding Revolving Credit Loans and each Bank may at any time require the Agent to pay immediately to such Bank its Ratable Share of all payments made by the Borrowers to the Agent with respect to the Revolving Credit Loans.

5. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Agent and each of the Banks as follows:

5.1.1 Organization and Qualification.

Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 5.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on any Loan Party, Subsidiary of any Loan Party, or their respective business operations.

5.1.2 Capitalization and Ownership.

The authorized capital stock of the Borrowers consists of the number of shares as set forth on Schedule 5.1.2 hereto. Schedule 5.1.2 hereto also sets forth the number of shares of issued and outstanding capital stock of such Borrower and the ownership of such shares, and all such shares have been validly issued and are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any shares of the capital stock of such Borrower except as indicated on Schedule 5.1.2.

5.1.3 Subsidiaries.

Schedule 5.1.3 states the name of each of the Borrowers’ Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company. The Borrowers and each Subsidiary of the Borrowers has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 5.1.3.

5.1.4 Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

5.1.5 Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

5.1.6 No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party, or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).

5.1.7 Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change, except as described on Schedule 5.1.7. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

5.1.8 Title to Properties.

The real property owned or leased by each Loan Party and each Subsidiary of each Loan Party is described on Schedule 5.1.8. Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

5.1.9 Financial Statements.

(i) Historical Statements. Each Borrower has delivered to the Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended August 31, 2007, and copies of its unaudited consolidated quarter-end financial statements for and as of the end of the fiscal quarter ended May 31, 2008 (collectively, the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by each Borrower’s management, are correct and complete in all material respects and fairly represent the consolidated financial condition of such Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

(ii) Financial Projections. Each Borrower has delivered to the Agent annual financial projections of such Borrower and its Subsidiaries for the period September 1, 2008 through August 31, 2011 derived from various assumptions of such Borrower’s management (the “Financial Projections”). The Financial Projections represent what management of the Borrowers believes to be a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of such Borrower’s management. The Financial Projections accurately reflect the liabilities of such Borrower and its Subsidiaries upon consummation of the transactions contemplated hereby as of the Closing Date.

(iii) Accuracy of Financial Statements. None of the Borrowers nor any Subsidiary of any Borrowers has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein, there are no unrealized or anticipated losses since August 31, 2007 from any commitments of the Borrowers or any Subsidiary of the Borrowers which may cause a Material Adverse Change. Since August 31, 2007, no Material Adverse Change has occurred.

5.1.10 Use of Proceeds; Margin Stock; Section 20 Subsidiaries.

5.1.10.1 General.

The Loan Parties intend to use the proceeds of the Loans in accordance with Sections 2.7, and 7.1.10.

5.1.10.2 Margin Stock.

None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than twenty-five (25%) of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

5.1.10.3 Section 20 Subsidiaries.

The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Loans, directly or indirectly (i) knowingly to purchase any Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of any Loan Party or any Subsidiary of any Loan Party.

5.1.11 Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

5.1.12 Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period, except as described on Schedule 5.1.12.

5.1.13 Consents and Approvals.

Except for the filing of financing statements in the state, county or provincial filing offices, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 5.1.13, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 5.1.13.

5.1.14 No Event of Default; Compliance With Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents, or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

5.1.15 Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known, possible, alleged or actual conflict with the rights of others. All material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises and permits of each Loan Party and each Subsidiary of each Loan Party are listed and described on Schedule 5.1.15.

5.1.16 Security Interests.

The Liens and security interests granted to the Agent for the benefit of the Banks pursuant to the Security Agreement in the Collateral constitute and will continue to constitute Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction (the “Uniform Commercial Code”) or other applicable Law (including Canadian Law) entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law (including Canadian Law), subject only to Permitted Liens. Upon the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, all such action as is necessary or advisable to establish such rights of the Agent will have been taken, and there will be upon execution and delivery of the Security Agreement, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within six months prior to each five-year anniversary of the filing of such financing statements. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrowers.

5.1.17 Insurance.

Schedule 5.1.17 lists all insurance policies and other bonds to which any Loan Party or Subsidiary of any Loan Party is a party, all of which are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

5.1.18 Compliance With Laws.

The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.23 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

5.1.19 Material Contracts; Burdensome Restrictions.

Schedule 5.1.19 lists all material contracts (the “Material Contracts”) relating to the business operations of each Loan Party and each Subsidiary of any Loan Party,

including all employee benefit plans and Labor Contracts. All such Material Contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and, to the best of the Loan Parties’ knowledge, each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Loan Parties’ knowledge, with respect to parties other than such Loan Party or Subsidiary. None of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change.

5.1.20 Investment Companies; Regulated Entities.

None of the Loan Parties or any Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” None of the Loan Parties or any Subsidiaries of any Loan Party is subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

5.1.21 Plans and Benefit Arrangements.

Except as set forth on Schedule 5.1.21:

(i) Each Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of each Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of any Borrower or any other member of the ERISA Group. Each Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, each Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(ii) To the best of each Borrower’s knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(iii) Neither any Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

(iv) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

(v) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on Financial Accounting Statement 35 basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan.

(vi) Neither any Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither any Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of each Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated within the meaning of Title IV of ERISA.

(vii) To the extent that any Benefit Arrangement is insured, each Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, each Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

(viii) All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

5.1.22 Employment Matters.

Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws, including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would constitute a Material Adverse Change. Each Borrower has delivered to the Agent true and correct copies of each of the Labor Contracts.

5.1.23 Environmental Matters.

Except as disclosed on Schedule 5.1.23:

(i) None of the Loan Parties or any Subsidiaries of any Loan Party has received any Environmental Complaint from any Official Body or private Person alleging that such Loan Party or Subsidiary or any prior or subsequent owner of any of the Property is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C. § 9601, et seq., and none of the Loan Parties has any reason to believe that such an Environmental Complaint might be received. There are no pending or, to any Loan Party’s actual knowledge, threatened Environmental Complaints relating to any Loan Party or Subsidiary of any Loan Party or, to any Loan Party’s actual knowledge, any prior or subsequent owner of any of the Property pertaining to, or arising out of, any Environmental Conditions.

(ii) Except for conditions, violations or failures which individually or in the aggregate are not reasonably likely to result in a Material Adverse Change, there are no circumstances at, on or under any of the Property that constitute a breach of or noncompliance with any of the Environmental Laws, and (x) there are no present Environmental Conditions which individually or in the aggregate are reasonably likely to result in a Material Adverse Change nor to any Loan Party’s actual knowledge, past Environmental Conditions at, on or under any of the Property or, to any Loan Party’s actual knowledge, at, on or under adjacent property, which resulted from any Loan Party’s ownership or operations, and (y) nothing has come to the attention of any Loan Party to indicate that there are any past or present Environmental Conditions, at, on, or under adjacent property which resulted from the actions of other persons, in each case (of (x) or (y) above), that prevent compliance with the Environmental Laws at any of the Property.

(iii) Neither any of the Property nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Regulated Substances except in compliance with Environmental Laws. There are no processes, facilities, operations, equipment or other activities at, on or under any of the Property, or, to any Loan Party’s knowledge, at, on or under adjacent property, that currently result in the release or threatened release of Regulated Substances onto any of the Property, except to the extent that such releases or threatened releases are not a breach of or otherwise not a violation of the Environmental Laws, or are not likely to result in a Material Adverse Change.

(iv) There are no aboveground storage tanks, underground storage tanks or underground piping associated with such tanks, used for the management of Regulated Substances at, on or under any of the Property that (a) do not have, to the extent required by Environmental Laws, a full operational secondary containment system in place, and (b) are not otherwise in compliance with all applicable Environmental Laws. There are no abandoned underground storage tanks or underground piping associated with such tanks, previously used for the management of Regulated Substances by any Loan Party or any Subsidiaries of any Loan Party or to the best of any Loan Party’s knowledge, any such tanks or piping which had been used by any prior owner or operator of the Property at, on or under any of the Property that have not either been closed in place in accordance with Environmental Laws or removed in compliance with all applicable Environmental Laws, and to the best of each Loan Party’s knowledge no contamination associated with the use of such tanks exists on any of the Property that is not in compliance with Environmental Laws.

(v) Each Loan Party and to the best of any Loan Party’s knowledge, each Subsidiary of any Loan Party has all material permits, licenses, authorizations, plans and approvals necessary under the Environmental Laws for the conduct of the business of such Loan Party or Subsidiary as presently conducted. Each Loan Party and to the best of each Loan Party’s knowledge each Subsidiary of any Loan Party has submitted all material notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to past and current operations on any of the Property.

(vi) Except for violations which individually or in the aggregate are not reasonably likely to result in a Material Adverse Change, all past and present on-site generation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances at, on, or under any of the Property and all off-site transportation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances by any Loan Party or to the best of each Loan Party’s knowledge by any other person have been done in accordance with the Environmental Laws.

5.1.24 Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures Indebtedness or other obligations of any Person except for Permitted Liens.

5.1.25 Anti-Terrorism Laws.

5.1.25.1 General.

None of the Loan Parties nor or any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.1.25.2 Executive Order No. 13224.

None of the Loan Parties, nor or any Affiliate of any Loan Party, or to the knowledge of the Loan Parties their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the United States Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a person or entity who is affiliated or associated with a person or entity listed above.

No Loan Party or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.2 Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrowers shall promptly provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Banks, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

6. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Bank to make Loans and of the Agent to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

6.1 Loans and Letters of Credit made on the Closing Date.

Initial Loans hereunder shall not be made until the conditions set forth in Section 3 of Amendment No. 8 to this Agreement are satisfied.

6.2 Each Additional Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Article 5 and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Banks; and each Borrower shall have delivered to the Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.

7. COVENANTS

7.1 Affirmative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents and termination of the Revolving Credit Commitments and Swing Loan Commitment, the Loan Parties shall comply at all times with the following affirmative covenants:

7.1.1 Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.2.6 [Liquidations, Mergers, Etc.], except that the Borrowers may cause a Subsidiary to dissolve (each a “Permitted Voluntary Dissolution”) and go out of existence if the Subsidiary does not have any material assets and does not conduct any business and the Loan Parties otherwise comply with the covenants herein with respect to such Subsidiary.

7.1.2 Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, or, in the case of trade payables, within 60 days thereafter, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of any Loan Party or Subsidiary of any Loan Party or which would affect the Collateral, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor, unless the applicable Loan Parties are prohibited by Law for making such payment, in which case such Loan Party shall immediately notify the Agent thereof and make such payment as soon as it is permitted to do so.

7.1.3 Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Agent. At the request of the Agent, the Loan Parties shall deliver to the Agent and each of the Banks (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain endorsements, in form and substance acceptable to the Agent, which shall specify the Agent as an additional insured and lender loss payee as its interests may appear and that such insurance may be cancelled only upon ten (10) days notice to the Agent, with the understanding that any obligation imposed upon the insured (including, without limitation, the liability to pay premiums) shall be the sole obligation of the Loan Parties and not that of the insured. Each Loan Party shall notify the Agent promptly of any occurrence causing a material loss or decline in value of the Collateral owned or leased by such Borrower and the estimated (or actual, if available) amount of such loss or decline. Any monies received by the Agent constituting proceeds of insurance on or relating to the Collateral, may, at the option of the Agent, be applied by the Agent to the payment of the Loans in such manner as the Agent may reasonably determine. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Loan Parties insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Borrowers which insure the Collateral to the extent such insurance proceeds do not exceed $5,000,000 in the aggregate during such calendar year or $2,500,000 per occurrence. In the event the amount of insurance proceeds received by Agent for any occurrence exceeds $2,500,000, then Agent shall not be obligated to remit the insurance proceeds to Loan Parties until Loan Parties shall provide Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the Collateral which was the subject of the insurable loss. In the event the Loan Parties have previously received (or, after giving effect to any proposed remittance by Agent to Loan Parties would receive) insurance proceeds with respect to Collateral which equal or exceed $5,000,000 in the aggregate during any calendar year, then the Required Banks may, in their sole discretion, either remit the insurance proceeds to the Loan Parties upon the Loan Parties providing the Agent with evidence reasonably satisfactory to the Agent that the insurance proceeds will be used by Loan Parties to repair, replace or restore the Collateral which was the subject of the insurable loss, or apply the proceeds to the Obligations in such order as the Agent in its sole discretion shall determine; provided however, that the Loan Parties shall complete any repair, replacement or restoration of the Collateral within 180 days after the receipt of such insurance proceeds (or if unable to complete such repair, replacement or restoration within such period, the Loan Parties, within 180 days after the receipt of such insurance proceeds, shall have entered into commitments to complete such repair, replacement or restoration as soon as commercially reasonable). The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) no Event of Default or Potential Default shall then have occurred and be continuing, and (y) the Loan Parties shall use such insurance proceeds to repair, replace or restore the Collateral which was the subject of the insurable loss and for no other purpose.

7.1.4 Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof if the failure to do so would constitute a Material Adverse Change.

7.1.5 Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

7.1.6 Visitation Rights.

Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Banks to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Banks may reasonably request, provided that each Bank shall provide any such Borrower and the Agent with reasonable notice prior to any visit or inspection and all information acquired in such visits shall be subject to Section 10.12. In the event any Bank desires to conduct an audit of any Loan Party, such Bank shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent.

7.1.7 Keeping of Records and Books of Account.

Each Borrower shall, and shall cause each Subsidiary of such Borrower to, maintain and keep proper books of record and account which enable such Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over such Borrower or any Subsidiary of such Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.8 Plans and Benefit Arrangements.

Each Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, such Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

7.1.9 Compliance With Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 7.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

7.1.10 Use of Proceeds.

The Loan Parties will use the Letters of Credit and the proceeds of the Loans only for general corporate purposes, ongoing capital expenditure needs (to the extent permitted herein), for acquisitions permitted under Section 7.2.6, and for working capital. The Loan Parties will not use the Letters of Credit or the proceeds of the Loans for any purposes which contravene any applicable Law or any provision hereof.

7.1.11 Further Assurances.

Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Agent’s Lien on and Prior Security Interest in the Collateral as a continuing first-priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

7.1.12 Subordination of Intercompany Loans.

Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

7.1.13 Tax Sharing.

Borrowers shall not amend or modify in any material manner the Tax Sharing Agreement without the consent of the Required Banks, not to be unreasonably withheld.

7.1.14 Wire Transfer Agreement.

Upon the written request of the Agent during such time as the Borrowers have Unused Availability of less than $25,000,000, the Borrowers shall promptly advise National City, and JP Morgan to enter into a Wire Transfer Agreement in the form attached as Exhibit 1.1(W) hereof, the terms of which shall remain in effect until such time as the Borrowers have Unused Availability equal to or greater than $25,000,000.

7.1.15 [Intentionally Omitted].

7.1.16 Anti-Terrorism Laws.

The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrowers shall deliver to Banks any certification or other evidence requested from time to time by any Bank in its sole discretion, confirming the Loan Parties’ compliance with this Section 7.1.16.

7.1.17 [Intentionally Omitted].

7.2 Negative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and termination of the Revolving Credit Commitments and Swing Loan Commitment, the Loan Parties shall comply with the following negative covenants:

7.2.1 Indebtedness.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur or assume any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Indebtedness evidenced by the Senior Unsecured Notes, including any increase in the amount thereof, provided that prior to and after giving effect to such increase, the Borrowers have Unused Availability of not less than $25,000,000 at the time such Indebtedness is incurred;

(iii) Indebtedness as set forth on Schedule 7.2.1; provided there is not an increase in the amount thereof or other significant change in the terms thereof

(iv) Capitalized and operating leases as and to the extent permitted under Section 7.2.18 [Capital Expenditures and Leases];

(v) Indebtedness secured by Purchase Money Security Interests and/or other assets which are not Collateral, provided that the aggregate amount of such Indebtedness does not exceed $20,000,000 at any one time outstanding;

(vi) Indebtedness of a Loan Party to another Loan Party which is subordinated in accordance with the provisions of Section 7.1.12 [Subordination of Intercompany Loans], provided that the aggregate Indebtedness of the Borrowers from their Subsidiaries other than the Borrowers may not exceed $10,000,000 in the aggregate at any time;

(vii) Indebtedness under Hedging Contracts, provided that (1) such Hedging Contracts with respect to hedging of interest rates are related to payment obligations on Indebtedness permitted under this Agreement, (2) the notional principal amount of such Hedging Contracts with respect to hedging of interest rates does not exceed the principal amount of such Indebtedness to which such Hedging Contracts relate, and (3) in each case, the liabilities under such Hedging Contracts which do not represent an actual obligation and for which an offsetting derivative contract has been recorded in the financial statements are recorded in accordance with SFAS 133;

(viii) Indebtedness in respect of bid, performance or surety bonds issued for the account of any of the Loan Parties in the ordinary course of business; and

(ix) Other unsecured Indebtedness provided that after giving effect to such Indebtedness the Borrowers’ Adjusted Fixed Charge Coverage Ratio computed as of the end of the fiscal quarter preceding the fiscal quarter during which such Indebtedness is incurred (“Referenced Quarter”) would be at least 1.5 to 1.0, determined on a pro forma basis as if the incurrence of such additional Indebtedness and the application of the net proceeds therefrom had occurred at the beginning of the four quarter period ending with the Referenced Quarter.

7.2.2 Liens.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.2.3 Guaranties.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties permitted hereunder.

7.2.4 Loans and Investments.

At all times during which the Borrowers have Unused Availability of less than $25,000,000 prior to or after giving effect to any loan, advance, purchase or acquisition described below, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i) trade credit extended on usual and customary terms in the ordinary course of business or in connection with any workout or settlement of a trade credit account in the ordinary course of business, provided that such account which is the subject of a workout or settlement is not a Qualified Account;

(ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii) Permitted Investments;

(iv) loans to Subsidiaries not exceeding $2,000,000 at any time outstanding, and investments in Subsidiaries not exceeding amounts existing on the date hereof as described on Schedule 7.2.4 hereto;

(v) investments (each an “Other Permitted Investment”) by the Loan Parties directly in any business that is closely related to or complements the business of the Loan Parties, including an entity engaged in the business of petroleum refining and/or retail marketing of refined petroleum products, provided that (1) such business and investment complies with Section 7.2.9, (2) Unused Availability after giving effect to each such investment exceeds $10,000,000, and (3) the sum of the Investment Consideration incurred in connection with all investments plus the Acquisition Consideration incurred in connection with all Permitted Acquisitions after the date the Borrowers have Unused Availability of less than $25,000,000 may not exceed $15,000,000; and

(vi) investments on the date hereof as set forth on Schedule 7.2.4.

7.2.5 Dividends and Related Distributions.

Each of the Loan Parties may make or pay dividends and distributions on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, if, at the time of such dividend or distribution and after giving effect thereto, the Borrowers have Unused Availability of not less than $25,000,000. If at the time of such dividend or distribution and after giving effect thereto the Borrowers have Unused Availability of less than $25,000,000, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except that

(i) the Loan Parties may pay dividends or other distributions payable to another Loan Party; and

(ii) the Loan Parties may pay dividends in any fiscal quarter after the Borrowers deliver their quarterly financial statements and compliance certificate pursuant to Sections 7.3.1 and 7.3.3 for the immediately preceding fiscal quarter, in an aggregate amount not to exceed 50% of the consolidated net income (computed in accordance with GAAP) of the Borrowers for such immediately preceding four fiscal quarters less any dividend payments made during such immediately preceding four fiscal quarters, provided that:

(a) no Potential Default or Event of Default shall exist on the date on which the Borrowers’ make such dividend payment after giving effect to such dividend payment; and

(b) the Borrowers shall demonstrate the fact described in clause (a) immediately above in the compliance certificate which they deliver for such fiscal quarter.

(iii) Provided that no Potential Default or Event of Default exists and is continuing on the date of payment, if any Other Permitted Investment described in and permitted under Section 7.2.4(v) and (vi) is sold for cash or otherwise liquidated or repaid for cash and if the consolidated net income (computed in accordance with GAAP) of the Borrowers for the four fiscal quarters immediately preceding the date of the proposed payment is greater than zero, the Loan Parties may pay dividends (after subtracting from such proposed dividend payment the aggregate amount of dividends paid under this Section 7.2.5(iii) within the immediately preceding four fiscal quarters) in an aggregate amount less than or equal to the lesser of:

(a) the excess of (1) the net cash proceeds from such sale (less the cost of disposition, if any) over (2) the Investment Consideration paid, incurred or given in connection with such Permitted Investment, and

(b) $2,000,000.

7.2.6 Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise, all or substantially all of the assets or capital stock of any other Person, provided that:

(1) upon prior written notice to the Agent, any Subsidiary of any of the Borrowers (except for the Borrowers) may consolidate with or merge into or sell, transfer, lease or otherwise dispose of all or substantially all of its assets to a Borrower or a wholly-owned Subsidiary of a Borrower if such Borrower or wholly-owned Subsidiary shall be the surviving corporation and if, immediately after giving effect to such transaction, no condition or event shall exist which constitutes an Event of Default or Potential Default; provided however, if such Subsidiary of the Borrower is a Guarantor, it may consolidate with or merge into or sell, transfer, lease or otherwise dispose of all or substantially all of its assets only with or to another Loan Party;

(2) [Intentionally Omitted];

(3) upon prior written notice to the Agent, any Subsidiary of a Borrower may dissolve or merge out of existence if such Subsidiary has no assets and conducts no business; and

(4) any Loan Party may acquire, whether by purchase or by merger, (A) some or all of the ownership interests of another Person or (B) substantially all of the assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that each of the following requirements is met:

(i) if the Loan Parties are acquiring the ownership interests in such Person, such Person shall execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(ii) the Loan Parties, such Person and its owners, as applicable, shall grant Liens to the Agent in the assets acquired, to the extent they constitute Collateral of such Person, and otherwise comply with Section 10.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(iii) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as one or more line or lines of business conducted by the Loan Parties and shall comply with Section 7.2.10 [Continuation of or Change in Business];

(iv) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(v) if after giving effect to such Permitted Acquisition, the Borrowers have Unused Availability of less than $25,000,000, the Borrowers shall demonstrate that it shall be in compliance with the covenants contained in Section 7.2.1 and this Section 7.2.6 after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition but excluding income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition) by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 7.2.6 evidencing such compliance;

(vi) at all times during which the Borrowers have Unused Availability of less than $25,000,000, the sum of the following paid by the Loan Parties during the time the Borrowers have Unused Availability of less than $25,000,000 shall not exceed $15,000,000: (1) the Acquisition Consideration paid by the Loan Parties for such Permitted Acquisition and all other Permitted Acquisitions, and (2) the Investment Consideration paid by the Loan Parties for all Other Permitted Investments described in Section 7.2.4 (v); provided that the Banks will reasonably consider any request by the Borrowers to make an acquisition which will cause the sum of Permitted Acquisitions and Other Permitted Investments to exceed the $15,000,000 limitation in this clause (vi) and such acquisition may be approved by the Required Banks, and

(vii) the Loan Parties shall deliver to the Agent at least five (5) Business Days before such Permitted Acquisition a pro forma Borrowing Base Certificate demonstrating that after giving effect to such Permitted Acquisition and any Loans outstanding on the date of or made simultaneously with such acquisition, Unused Availability will exceed $10,000,000;

(viii) any Indebtedness assumed or incurred in connection with such Permitted Acquisition must meet the requirements of Clause (viii) of Section 7.2.1 or otherwise be permitted under Section 7.2.1; and

(ix) the Loan Parties shall deliver to the Agent at least five (5) Business Days before such Permitted Acquisition copies of any agreements entered into or proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition and shall deliver to the Agent such other information about such Person or its assets as any Loan Party may reasonably require.

7.2.7 Dispositions of Assets or Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, sell and lease back, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i) transactions involving the sale of inventory in the ordinary course of business;

(ii) any sale, transfer or lease of assets in the ordinary course of business which is not material in relation to such Loan Party’s or such Subsidiary’s assets, and no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(iii) any sale, transfer or lease of assets by any wholly owned Subsidiary of such Loan Party to another Loan Party;

(iv) any sale, transfer or lease of assets in the ordinary course of business which is replaced by substitute assets acquired or leased, provided such substitute assets, to the extent replacing Collateral, are subject to the Banks’ Prior Security Interest;

(v) any sale, transfer or lease of properties which (a) have become obsolete or (b) have no material net value (after giving effect to the cost of maintaining such properties) and have no use in the business of the Loan Parties; and

(vi) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (v) above, provided that the aggregate value of the assets subject to all such sales under this Section 7.2.7(vi) does not exceed $25,000,000 in the aggregate.

7.2.8 Affiliate Transactions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction among one another or any of their Affiliates including, without limitation, purchasing property or services from any Affiliate, selling property or services to any Affiliate, reimbursing an Affiliate for expenses (including overhead which an Affiliate incurs), on any Borrower’s behalf, except as permitted in clauses (i) and (ii) below:

(i) The Borrowers may pay up to $2,000,000 during any fiscal year pursuant to the Servicing Agreement.

(ii) The Borrowers may enter into transactions upon fair and reasonable arms’ length terms and conditions, provided that (a) in the event that the Borrowers have Unused Availability of less than $25,000,000 at the time of entering into such transaction and giving effect thereto, the Borrowers shall fully disclose the proposed terms and conditions of each transaction to the Agent at least ten (10) Business Days prior to the date on which any Borrower enters into such transaction; such disclosure shall be in sufficient detail to demonstrate the Borrowers’ compliance with this Section 7.2.8 to the satisfaction of the Banks and (b) such terms and conditions are in accordance with all applicable Law and are not otherwise prohibited by this Agreement.

7.2.9 Subsidiaries, Partnerships and Joint Ventures.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) Borrowers or Guarantors on the Closing Date, (ii) LLC (SEM), (iii) LLC (ALL), (iv) Inactive Subsidiaries set forth on Schedule 5.1.3, and (v) any Subsidiary existing on or formed after the Closing Date, which joins this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors], provided that such Subsidiary and the Loan Parties, as applicable, shall grant and cause to be perfected first priority Liens to the Agent for the benefit of the Banks in the Collateral held by such Subsidiary. Except in connection with an Other Permitted Investment permitted pursuant to Section 7.2.4(v) and a Permitted Acquisition permitted pursuant to Section 7.2.6, each of the Loan Parties shall not become or agree to become (i) a general or limited partner in any general or limited partnership, (ii) a member or manager of, or hold a limited liability company interest in, a limited liability company other than the LLC (SEM) and LLC (ALL), or (iii) a joint venturer or hold a joint venture interest in any joint venture.

7.2.10 Continuation of or Change in Business.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the refining, transportation, shipping, distribution and sale of petroleum and petroleum products and other motor fuels, additives and constituents of any thereof and the ownership and operation of retail convenience stores and supermarkets and businesses directly related thereto, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, and such Loan Party or Subsidiary shall not permit any material change in such business.

7.2.11 Plans and Benefit Arrangements.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to:

(i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

(ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(iii) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

(iv) [intentionally omitted];

(v) fail to make when due any contribution to any Multiemployer Plan that a Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

(vi) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of a Borrower or any member of the ERISA Group;

(vii) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to a Borrower or any member of the ERISA Group;

(viii) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or

(ix) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

7.2.12 Fiscal Year.

Each Borrower shall not, and shall not permit any Subsidiary of such Borrower to, change its fiscal year from the twelve-month period beginning September 1 and ending August 31.

7.2.13 Issuance of Stock.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its capital stock or any options, warrants or other rights in respect thereof, except that United Refining may permit a sale, transfer or other disposition of its shares to the extent such sale, transfer or other disposition does not result in an Event of Default under Section 8.1.15.

7.2.14 Changes in Organizational Documents and Senior Unsecured Notes.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws or other organizational documents without providing at least thirty (30) calendar days’ prior written notice to the Agent and the Banks and, in the event such change would be adverse to the Banks as determined by the Agent in its sole discretion, obtaining the prior written consent of the Required Banks. Each of the Loan Parties shall not amend, refinance or replace in any respect any provision of the Indenture, the Senior Unsecured Notes or related agreements if such amendment, refinancing or replacement provides for, or could result in, (a) any acceleration in the principal thereof or any addition or increase, directly or indirectly, in the amount of any principal payment thereunder except and to the extent such addition or increase is permitted under this Agreement, (b) a prohibition or conditioning of the granting of collateral security to the Agent and the Banks hereunder or under any similar agreement, (c) the inclusion of covenants, taken together, that are materially more restrictive to any of the Loan Parties than those contained in the Indenture on the Closing Date, (d) a maturity date earlier than the maturity date contained in the Indenture on the Closing Date, (e) the granting of collateral as security therefor, in the case of each of items (a) through (e) above without obtaining the prior written consent of the Required Banks.

7.2.15 Unused Availability.

The Loan Parties shall not permit Unused Availability at any time to be less than $10,000,000.

7.2.16 Minimum Net Worth.

At all such times during which the Borrowers have Unused Availability of less than $25,000,000, the Loan Parties shall not at any time permit Consolidated Net Worth to be less than the Base Net Worth.

7.2.17 Negative Pledge Covenants.

Except for the restrictions on granting Liens in the Indenture as in effect on the Closing Date, each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, (a) enter into any agreement, promise, commitment or other undertaking with any Person which, conditionally or unconditionally, prohibits, or limits in any way the right of, any of the Loan Parties or their Subsidiaries from granting any Liens to the Agent or the Banks in the assets or ownership interests of the Loan Parties or their Subsidiaries or which imposes any conditions upon such a grant of such Liens or the exercise by the Agent or the Banks of their rights and remedies under such Liens (including their rights to transfer or dispose of such assets or interests), or (b) agree to, create or suffer to exist any Lien to any Person on any assets at any time, other than Permitted Liens.

7.2.18 Capital and Operating Leases.

At all such times during which the Borrowers have Unused Availability of less than $25,000,000, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into any lease obligation unless (i) payments on account of the lease of assets which if leased would constitute a capitalized lease do not exceed $5,000,000 in the aggregate in the most recent fiscal year of the Borrowers (the “Annual Capital Lease Limit”), (ii) payments on account of the rental or lease of real or personal property do not exceed $16,000,000 in the aggregate in the most recent fiscal year of the Borrowers (the “Annual

Operating Lease Limit”), and (iii) after giving effect the such capital or operating lease obligation to be incurred, the aggregate payments in any fiscal year on account of capital leases and operating leases shall not exceed either the Annual Capital Lease Limit or the Annual Operating Lease Limit respectively. All such leases shall be made under usual and customary terms and in the ordinary course of business.

7.2.19 Redemptions of Senior Unsecured Notes.

The Loan Parties may not redeem any part of the Senior Unsecured Notes unless (a) no Event of Default Exists or would exist after giving effect to such proposed redemption, and (b) if any Loans are outstanding or would be outstanding after giving effect to such proposed redemption, the Loan Parties shall deliver a Borrowing Base Certificate to the Agent three (3) days prior to such proposed redemption demonstrating that Unused Availability would exceed $10,000,000 after giving effect to such proposed redemption.

7.2.20 Enbridge Costs; Enbridge Cash Collateral.

Without prior written notice to Agent, the Loan Parties shall not at any time permit the aggregate amount of cash collateral and/or letters of credit outstanding in favor of Enbridge to (i) be less than the amount determined by Enbridge to be adequate security for the obligations of the Loan Parties to Enbridge or (ii) be increased or decreased from the amount of such cash collateral or letters of credit outstanding in favor of Enbridge on the Closing Date. The Loan Parties shall not permit any Loan Party except United Refining to incur fees, expenses or indebtedness to Enbridge.

7.3 Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the Revolving Credit Commitments and Swing Loan Commitment, the Loan Parties will furnish or cause to be furnished to the Agent and each of the Banks:

7.3.1 Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrowers consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of each Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

7.3.2 Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrowers, financial statements of the Borrowers consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent. The Banks acknowledge that the Borrowers’ current accountants, BDO Seidman, LLP, are satisfactory. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties shall deliver with such financial statements and certification by their accountants a letter of such accountants to the Agent and the Banks substantially (i) to the effect that, based upon their ordinary and customary examination of the affairs of the Borrowers performed in connection with the preparation of such consolidated financial statements, and in accordance with generally accepted auditing standards, they are not aware of the existence of any condition or event which constitutes an Event of Default or Potential Default or, if they are aware of such condition or event, stating the nature thereof and confirming the Borrowers’ calculations with respect to the certificate to be delivered pursuant to Section 7.3.3 [Certificate of the Borrowers] with respect to such financial statements, and (ii) to the effect that the Banks are intended to rely upon such accountant’s certification of the annual financial statements and that such accountants authorize the Loan Parties to deliver such reports and certificate to the Banks on such accountants’ behalf.

7.3.3 Certificate of the Borrowers.

Concurrently with the financial statements of the Borrowers furnished to the Agent and to the Banks pursuant to Sections 7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements], a certificate of each Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of such Borrower, in the form of Exhibit 7.3.3, to the effect that, except as described pursuant to Section 7.3.5 [Notice of Default], (i) the representations and warranties of such Borrower contained in Article 5 and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time), and the Loan Parties have performed and complied with all covenants and conditions hereof and thereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate, and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 7.2 [Negative Covenants].

7.3.4 Borrowing Base Certificates, Schedules of Accounts and Inventory, Audits of Accounts and Inventory.

As soon as available but no later than the Second Business Day of each week, a Borrowing Base Certificate, as of the last Business Day of the immediately preceding week, in the form of Exhibit 7.3.4 hereto, appropriately completed, executed and delivered by an Authorized Officer; provided however, if the Borrowers have Unused Availability in excess of $25,000,000 for four consecutive weeks (as reported in the Borrowing Base Certificates), then until such time as the Borrower’s Unused Availability is less than $25,000,000, the Borrowers may submit Borrowing Base Certificates on a monthly basis on the Second Business Day of the first week in each such month as of the last Business Day of the immediately preceding week. The Loan Parties will furnish or cause to be furnished to the Agent and each of the Banks as soon as available but no later than Second Business Day of the first week in each such month as of the last Business Day of the immediately preceding week a Schedule of Accounts and Schedule of Inventory as of the end of the immediately preceding week. The Borrower shall cause to be performed and delivered to the Banks an audit by the Agent or another person acceptable to the Banks of Borrowers’ accounts and inventory two times during each fiscal year of the Borrowers; provided, however, in the event that an Event of Default shall have occurred, such the Agent may require audits more frequently than twice each fiscal year.

7.3.5 Notice of Default.

Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.

7.3.6 Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $2,000,000 or which if adversely determined would constitute a Material Adverse Change.

7.3.7 Certain Events.

Written notice to the Agent:

(i) at least thirty (30) calendar days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 7.2.7(iv) or (v);

(ii) within the time limits set forth in Section 7.2.15 [Changes in Organizational Documents], any amendment to the organizational documents of any Loan Party;

(iii) at least thirty (30) calendar days prior thereto, with respect to any change in any Loan Party’s location(s) from the location(s) set forth in Schedule A to the Security Agreement; and

(iv) at least thirty (30) calendar days prior thereto, with respect to any change in the fiscal year of any Loan Party or its Subsidiaries.

7.3.8 Budgets, Forecasts, Other Reports and Information.

(A) Annual budget and any forecasts or projections of each Borrower, to be supplied not later than the commencement of the fiscal year to which any of the foregoing may be applicable,

(B) Promptly upon their becoming available to any Borrower:

(i) any reports, including management letters, submitted to any Borrower by independent accountants in connection with any annual, interim or special audit,

(ii) any reports, notices or proxy statements generally distributed by any Borrower to its stockholders on a date no later than the date supplied to such stockholders,

(iii) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by any Borrower with the Securities and Exchange Commission,

(iv) a copy of any order issued by any Official Body in any proceeding to which any Borrower or any of its Subsidiaries is a party, and

(v) such other reports and information as any of the Banks may from time to time reasonably request. Each Borrower shall also notify the Banks promptly of the enactment or adoption of any Law which may result in a Material Adverse Change.

7.3.9 Notices Regarding Plans and Benefit Arrangements.

7.3.9.1 Certain Events

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i) any Reportable Event with respect to any Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

(ii) any Prohibited Transaction which could subject any Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

(iv) any partial or complete withdrawal from a Multiemployer Plan by any Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

(v) any cessation of operations (by any Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

(vi) withdrawal by any Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

(vii) a failure by any Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

(viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

(ix) (a) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions or (b) any significant increase in unfunded benefit liability.

7.3.9.2 Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (a) all notices received by any Borrower or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by any Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any Bank, each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by any Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

7.3.9.3 Notice of Voluntary Termination

Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

7.3.10 Tax Shelter Provisions.

Promptly after any of the Loan Parties determines that it intends to treat any of the Loans, Letters of Credit or related transactions as being a “reportable transaction” as provided in Section 7.1.17

(1) a written notice of such intention to the Agent; and

(2) a duly completed copy of IRS Form 8886 or any successor form.

8. DEFAULT

8.1 Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1 Payments Under Loan Documents.

Any Borrower shall (i) fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing after such principal becomes due in accordance with the terms hereof or under any other Loan Document, or (ii) fail to pay any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents, within three (3) days after such interest or other amount becomes due in accordance with the terms hereof or thereof;

8.1.2 Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

8.1.3 Unused Availability.

8.1.3.1 Violation of Section 7.2.15 But Unused Availability Equals or Exceeds $5,000,000.

The Loan Parties shall be in default of the covenant contained in Section 7.2.15 [Unused Availability] (i.e. Unused Availability is less than $10,000,000) and such default shall continue for a period of five (5) Business Days; provided that such five (5)-Business Day period shall not apply if Unused Availability is at any time during such period less than $5,000,000 (and in such event there shall exist an immediate Event of Default pursuant to Section 8.1.3.2 below).

8.1.3.2 Unused Availability Is Less Than $5,000,000.

Unused Availability shall at any time be less than $5,000,000.

8.1.3.3 Subsequent Increase in Unused Availability Cure Does Not Terminate Event of Default.

The Loan Parties acknowledge and agree that if an Event of Default described in Section 8.1.3.1 or 8.1.3.2 shall occur, such Event of Default may not then be cured by the Loan Parties subsequently increasing Unused Availability (above amounts required under such Sections) and such Event of Default shall be deemed to be continuing unless affirmatively waived by the Required Banks.

8.1.4 Breach of Negative Covenants or Visitation Rights.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 7.1.6 [Visitation Rights] or Section 7.2 [Negative Covenants] (except for Section 7.2.15 [Unused Availability]);

8.1.5 Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document, and such default shall continue unremedied for a period of twenty five (25) Business Days after any officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Agent in its sole discretion);

8.1.6 Defaults in Other Agreements or Indebtedness.

(i) A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $2,500,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend; or (ii) Enbridge shall exercise its rights of set off or shall make a claim against or under any Performance Assurance (as such term is defined in the Enbridge Cash Collateral Agreement) under the Enbridge Cash Collateral Agreement;

8.1.7 Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of $2,500,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

8.1.8 Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof, or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative, or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

8.1.9 Notice of Lien or Assessment.

A notice of Lien or assessment which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties’ or any of their Subsidiaries’ assets by the United States or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid or bonded within thirty (30) days after the same becomes payable (each an “Continuing Governmental Lien”) and the amount thereof, together with the amount of any other Continuing Governmental Liens which remain unsatisfied exceed $2,500,000;

8.1.10 Insolvency.

Any Loan Party or any Subsidiary of a Loan Party ceases to be solvent or admits in writing its inability to pay its debts as they mature;

8.1.11 Events Relating to Plans and Benefit Arrangements.

Any of the following occurs: (i) any Reportable Event, which the Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Agent determines in good faith that the amount of any Borrower’s liability is likely to exceed 10% of its Consolidated Net Worth; (v) any Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) any Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) any Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) any Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements, and with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by any Borrower and the other members of the ERISA Group;

8.1.12 Cessation of Business.

Any Loan Party or Subsidiary of a Loan Party ceases to conduct its business as contemplated, except for a Permitted Voluntary Dissolution or as expressly permitted under Section 7.2.6 [Liquidations, Mergers, Etc.] or 7.2.7 [Disposition of Assets or Subsidiaries], or any Loan Party or Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business, and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

8.1.13 Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

8.1.14 Voluntary Proceedings.

Any Loan Party or Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such Law, shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property, shall make a general assignment for the benefit of creditors, shall fail generally to pay its debts as they become due or shall take any action in furtherance of any of the foregoing.

8.1.15 Change in Control.

Any Person shall sell, transfer or make other disposition of capital stock owned directly or indirectly by John A. Catsimatidis (“Catsimatidis”) of any Loan Party except (i) sales, transfers or dispositions by a Person resulting in not more than a forty-nine percent (49%) change of ownership of the capital stock of any Loan Party owned directly or indirectly by Catsimatidis in the aggregate over the term of this Agreement by such Person, provided that Catsimatidis shall at all times have voting control with respect to all classes of voting stock of each Loan Party; (ii) involuntary transfers by will or similar instrument as a result of death or incapacity (and not pursuant to liquidating sales or subsequent transfers upon receipt by the beneficiaries (the “Beneficiaries”) under such will or instrument); or (iii) pursuant to subsequent transfers by any such Beneficiaries provided that such Beneficiaries collectively retain directly or indirectly not less than fifty-one percent ownership of the capital stock of each Loan Party and such Beneficiaries, collectively, shall at all times have voting control with respect to all classes of voting stock of each Loan Party.

8.2 Consequences of Event of Default.

8.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 8.1.1 through 8.1.12 and 8.1.15 shall occur and be continuing, the Banks and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Banks shall, (i) by written notice to the Borrowers, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrowers to, and each Borrower shall thereupon, deposit in a non-interest-bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and each Borrower hereby pledges to the Agent and the Banks, and grants to the Agent and the Banks a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Agent shall return such cash collateral to the appropriate Borrower.

8.2.2 Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 8.1.13 [Involuntary Proceedings] or 8.1.14 [Voluntary Proceedings] shall occur, the Banks shall be under no further obligations to make Loans hereunder, and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

8.2.3 Set-off.

If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 9.13 [Equalization of Banks] and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrowers and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrowers or any Borrower or such other Loan Party by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by a Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of a Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Bank or the Agent.

8.2.4 Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 8.2, the Agent may, on behalf of itself in its capacity as Agent and on behalf of all Banks, proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or any Bank.

8.2.5 Application of Proceeds.

From and after the date on which the Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Agent, shall be applied as follows:

(i) first, to reimburse the Agent and the Banks for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Agent or the Banks in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Banks or any one of them or the Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral, but excluding Hedging Obligations;

(ii) second, to the repayment of all Indebtedness then due and unpaid of the Loan Parties to the Banks incurred under this Agreement or any of the other Loan Documents with respect to principal, interest, fees and expenses, in such manner as the Agent may determine in its discretion, but excluding Hedging Obligations;

(iii) third, to the repayment of all Indebtedness then due and unpaid of the Loan Parties to the Banks and any Affiliates of the Banks under this Agreement or any of the other Loan Documents with respect to Hedging Obligations and any other Obligations not set forth above; and

(iv) the balance, if any, as required by Law.

8.2.6 Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and nonexclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Agent and the Banks under the Loan Documents or applicable Law. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

8.3 Notice of Sale.

Any notice required to be given by the Agent of a sale, lease or other disposition of the Collateral, or any other intended action by the Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrowers.

9. THE AGENT

9.1 Appointment.

Each Bank hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Bank under this Agreement and all other Loan Documents and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

None of the Banks designated on the facing page or signature pages of this Agreement as a “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified as a “Co-Documentation Agent” shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied and will not rely on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.2 Delegation of Duties.

The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 9.5 [Reimbursement and Indemnification of Agent by the Borrowers] and 9.6 [Exculpatory Provisions; Limitation of Liability], shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

9.3 Nature of Duties; Independent Credit Investigation.

The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Bank expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

9.4 Actions in Discretion of Agent; Instructions From the Banks.

The Agent agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within the Agent’s rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section 9.6 [Exculpatory Provisions, Etc.]. No Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks. In the absence of such instructions, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in the discretion of the Agent and in the absence of Agent’s gross negligence or willful misconduct.

9.5 Reimbursement and Indemnification of Agent by the Borrowers.

The Borrowers, jointly and severally, unconditionally agree to pay or reimburse the Agent and hold the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel (including the allocated costs of staff counsel), appraisers and environmental consultants, incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings; and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrowers shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent’s gross negligence or willful misconduct, or if the Borrowers were not given notice of the subject claim and the opportunity to participate in the defense thereof, at their expense (except that the Borrowers shall remain liable to the extent such failure to give notice does not result in a loss to the Borrowers), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrowers, which shall not be unreasonably withheld. In addition, the Borrowers, jointly and severally, agree to reimburse and pay all reasonable out-of-pocket expenses of the Agent’s regular employees and agents (the “Agent’s Auditors”) engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

9.6 Exculpatory Provisions; Limitation of Liability.

Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith, including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default.

9.7 Reimbursement and Indemnification of Agent by Banks.

Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrowers and without limiting the Obligation of the Borrowers to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel) and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same result from the Agent’s gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c) if the same result from a compromise and settlement agreement entered into without the consent of such Bank, which shall not be unreasonably withheld. In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrowers and without limiting the Obligation of the Borrowers to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrowers to the Agent in connection with the Agent’s periodic audit of the Loan Parties’ books, records and business properties.

9.8 Reliance by Agent.

The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

9.9 Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Bank or a Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”

9.10 Notices.

The Agent shall promptly send to each Bank a copy of all notices received from any Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrowers and the other Banks of each change in the Base Rate and the effective date thereof.

9.11 Banks in Their Individual Capacities.

With respect to its Revolving Credit Commitment and the Revolving Credit Loans made by it and any other rights and powers given to it as a Bank hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the term “Banks” shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC Bank and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, accept deposits from, discount drafts for, act as trustee under indentures of and generally engage in any kind of banking or trust business with the Loan Parties and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and, in the case of each Bank, as though such Bank were not a Bank hereunder. The Banks acknowledge that, pursuant to such activities, the Agent or its Affiliates may (i) receive information regarding the Loan Parties (including information that may be subject to confidentiality obligations in favor of the Loan Parties) and acknowledge that the Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

9.12 Holders of Notes.

The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

9.13 Equalization of Banks.

The Banks and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Section 3.4.3 [Agent’s and Bank’s Rights], 4.4.2 [Replacement of a Bank] or 4.6 [Additional Compensation in Certain Circumstances]. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank’s Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

9.14 Successor Agent.

The Agent (i) may resign as Agent or (ii) shall resign if such resignation is requested by the Required Banks (if the Agent is a Bank, the Agent’s Loans and its Revolving Credit Commitment shall be considered in determining whether the Required Banks have requested such resignation) or required by Section 4.4.2 [Replacement of a Bank], in either case of (i) or (ii) by giving not less than thirty (30) days’ prior written notice to the Borrowers. If the Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of the Borrowers, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent’s notice to the Banks of its resignation, then the Agent shall appoint, with the consent of the Borrowers, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Banks appoint and the Borrowers consent to the appointment of a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Article 9 shall inure to the benefit of such former Agent, and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

9.15 Agent’s Fee.

The Borrowers, jointly and severally, shall pay to the Agent a nonrefundable fee (the “Agent’s Fee”) under the terms of a letter (the “Agent’s Letter”) between the Borrowers and Agent, as amended from time to time.

9.16 Availability of Funds.

The Agent may assume that each Bank has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Bank on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or (2) two hours before the time the Agent actually funds the proceeds of such Loan to a Borrower (whether using its own funds pursuant to this Section 9.16 or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time the Banks are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to such Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith, upon such demand from a Borrower), together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to such Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

9.17 Calculations.

In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank, whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrowers and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

9.18 Beneficiaries.

Except as expressly provided herein, the provisions of this Article 9 are solely for the benefit of the Agent and the Banks, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward, or relationship of agency or trust with or for, any of the Loan Parties. This Section 9.18 is not intended to modify any limit contained in Section 9.8 on the right of the Agent to be indemnified by the Borrowers.

9.19 No Reliance on Agent’s Customer Identification Program.

Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Governmental Regulations or such other Laws.

10. MISCELLANEOUS

10.1 Modifications, Amendments or Waivers.

With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and the Borrowers, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Loan Parties, provided, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

10.1.1 Increase of Commitment; Extension or Expiration Date.

Increase the amount of the Revolving Credit Commitment of any Bank hereunder or extend the Expiration Date;

10.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan or any mandatory Revolving Credit Commitment reduction in connection with such a mandatory prepayment hereunder, except for mandatory reductions of the Revolving Credit Commitments on the Expiration Date), the Revolving Credit Commitment Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Revolving Credit Commitment Fee or any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest on any Loan, the Revolving Credit Commitment Fee or any other fee payable to any Bank;

10.1.3 Release of Collateral or Guarantor.

Except for sales of assets permitted by Section 7.2.7 [Dispositions of Assets or Subsidiaries], release any Collateral consisting of capital stock or other ownership interests of any Loan Party or its Subsidiaries or substantially all of the assets of any Loan Party, any release any Guarantor from its Obligations under the Guaranty Agreement; or

10.1.4 Borrowing Base.

Permit any Loan to be made or Letter of Credit to be issued if after giving effect thereto the Revolving Facility Usage hereunder would exceed either (A) the lesser of 110% of the Borrowing Base or the Borrowing Base plus $5,000,000 for more than thirty (30) consecutive Business Days, or (B) the Revolving Credit Commitments.

10.1.5 Inventory and Accounts Advance Rates.

Increase the advance rates on Inventory or Accounts above the advance rates with respect to such items in effect on the Closing Date.

10.1.6 Miscellaneous.

Amend Section 4.2 [Pro Rata Treatment of Banks], 7.2.5 [Dividends and Related Distributions], 7.2.15 [Unused Availability], 9.6 [Exculpatory Provisions, Etc.] or 9.13 [Equalization of Banks] or this Section 10.1, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder;

provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent or as the issuer of Letters of Credit shall be effective without the written consent of the Agent.

Notwithstanding (a) the existence of any Potential Default or Event of Default, (b) that any of the applicable conditions precedent set forth in Section 6.2 hereof have not been satisfied or (c) any other provision of this Agreement, including Sections 2.1.1 and 2.8.1, after the Revolving Facility Usage exceeds the Borrowing Base less $10,000,000, Agent may at its discretion and without the consent of the Required Banks, voluntarily permit the outstanding Revolving Facility Usage at any time to exceed the Borrowing Base by the lesser of (i) ten percent (10%) of such Borrowing Base (i.e. the aggregate amount of Revolving Facility Usage may be up to one hundred and ten percent (110%) of the Borrowing Base, subject to clause (ii) of this sentence) or (ii) $5,000,000 for up to thirty (30) consecutive Business Days. For purposes of the preceding sentence, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Borrowing Base was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Qualified Accounts” or “Qualified Inventory”, as applicable, becomes ineligible, collections of Accounts applied to reduce outstanding Revolving Credit Loans are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event the outstanding Revolving Credit Loans and Swing Loans plus the

Letters of Credit Outstanding shall exceed the Borrowing Base by more than ten percent (10%), Borrowers shall decrease such excess within one Business Day after the Borrowers learn of such excess. Revolving Credit Loans made or letters of Credit issued after Agent has determined the existence of overadvances not permitted in this Section shall be deemed to be prohibited overadvances and shall be decreased in accordance with the preceding sentence.

10.2 No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.3 Reimbursement and Indemnification of Banks by the Borrowers; Taxes.

The Borrowers, jointly and severally, agree unconditionally upon demand to pay or reimburse each Bank (other than the Agent, as to which the Borrowers’ Obligations are set forth in Section 9.5 [Reimbursement and Indemnification of Agent by the Borrowers]) for and to save such Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel (including allocated costs of staff counsel) for each Bank except with respect to (a) and (b) below) incurred by such Bank (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, provided that the Borrowers shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same result from such Bank’s gross negligence or willful misconduct, or (B) if the Borrowers were not given notice of the subject claim and the opportunity to participate in the defense thereof, at their expense (except that the Borrowers shall remain liable to the extent such failure to give notice does not result in a loss to the Borrowers), or (C) if the same result from a compromise or settlement agreement entered into without the consent of the Borrowers, which shall not be unreasonably withheld. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrowers hereunder by considering the usage of one law firm to represent the Banks and the Agent if appropriate under the circumstances. Each Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrowers, jointly and severally, agree unconditionally to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

10.4 Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day, and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 3.2 [Interest Periods] with respect to Interest Periods under the Euro-Rate Option), and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5 Funding by Branch, Subsidiary or Affiliate.

10.5.1 Notional Funding.

Each Bank shall have the right from time to time, without notice to the Borrowers, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from a Borrower to such other office) and as a result of such change, such Borrower would not be under any greater financial obligation pursuant to Section 4.6 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to such Bank’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

10.5.2 Actual Funding.

Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section 10.5.2. If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, but in no event shall any Bank’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any costs or expenses payable by any Borrower hereunder or require any Borrower to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 4.6 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

10.6 Notices.

Any notice, request, demand, direction or other communication (for purposes of this Section 10.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 10.6) in accordance with this Section 10.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.6. Any Notice shall be effective:

(i) In the case of hand-delivery, when delivered;

(ii) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(iv) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(v) In the case of electronic transmission, when actually received;

(vi) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 10.6; and

(vii) If given by any other means (including by overnight courier), when actually received.

Any Bank giving a Notice to a Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of its receipt of such Notice.

10.7 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.8 Governing Law.

Each Letter of Credit and Section 2.8 [Letter of Credit Subfacility] shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and, to the extent not inconsistent therewith, the internal Law of the Commonwealth of Pennsylvania without regard to its conflict of laws principles, and the balance of this Agreement shall be deemed to be a contract under the Law of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal Law of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

10.9 Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments, except that this Agreement and the other Loan Documents expressly do not supersede any prior written agreements between Agent and any Bank that by their terms expressly state that they shall supersede the terms of this Agreement and such agreements are binding on the parties thereto (and not on parties which are not a party thereto).

10.10 Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Banks, the making of Loans, issuance of Letters of Credit or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Sections 7.1 [Affirmative Covenants], 7.2 [Negative Covenants] and 7.3 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrowers may borrow or request Letters of Credit hereunder and until termination of the Revolving Credit Commitments and payment in full of the Loans and expiration or termination of all

Letters of Credit. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article 4 [Payments] and Sections 9.5 [Reimbursement and Indemnification of Agent by the Borrowers], 9.7 [Reimbursement and Indemnification of Agent by the Banks] and 10.3 [Reimbursement and Indemnification of Banks by the Borrowers; Taxes], shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Revolving Credit Commitments.

10.11 Successors and Assigns.

(i) This Agreement shall be binding upon and shall inure to the benefit of the Banks, the Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Revolving Credit Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrowers and the Agent with respect to any assignee, such consent of the Borrowers or the Agent not to be unreasonably withheld, provided that (1) no consent of the Borrowers shall be required in the case of an assignment by a Bank to an Affiliate of such Bank or if any Event of Default shall have occurred and been continuing at the time of any such assignment, and (2) any assignment by a Bank to a Person other than an Affiliate of such Bank may not be made in amounts less than the lesser of $5,000,000 or the amount of the assigning Bank’s Revolving Credit Commitment. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Revolving Credit Commitments shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, each Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder. Any Bank which assigns any or all of its Revolving Credit Commitment or Loans to a Person other than an Affiliate of such Bank shall pay to the Agent a service fee in the amount of $3,500 for each assignment. In the case of a participation, the participant shall have only the rights specified in Section 8.2.3 [Set-off] (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Section 10.1.1 [Increase of Commitment, Etc.], 10.1.2 [Extension of Payment, Etc.] or 10.1.3 [Release of Collateral or Guarantor], all of such Bank’s obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Bank had not sold such participation.

(ii) Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrowers and the Agent the form of certificate described in Section 10.17 [Tax Withholding Clause] relating to federal income tax withholding. Each Bank may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 10.12 [Confidentiality].

(iii) Notwithstanding any other provision in this Agreement, any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrowers or the Agent. No such pledge or grant of a security interest shall release the transferor Bank of its obligations hereunder or under any other Loan Document.

10.12 Confidentiality.

10.12.1 General.

The Agent and the Banks each agree to use commercially reasonable efforts to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information a Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 10.11, (iii) to the extent requested by any bank regulatory authority or, with three (3) days prior notice (provided that such notice and the delay resulting thereby is permitted by the applicable Law, subpoena, legal process, investigation or proceeding) to the Borrowers, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if a Borrower shall have consented to such disclosure. Notwithstanding anything herein to the contrary, the information subject to this Section 10.12.1 shall not include, and the Agent and each Bank may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar items that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

10.12.2 Sharing Information With Affiliates of the Banks.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to a Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Bank or by one or more Subsidiaries or Affiliates of such Bank, and each of the Loan Parties hereby authorizes each Bank to share any information delivered to such Bank by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, any such Subsidiary or Affiliate of such Bank, it being understood that any such Subsidiary or Affiliate of any Bank receiving such information shall be bound by the provisions of Section 10.12.1 as if it were a Bank hereunder. Such authorization shall survive the repayment of the Loans and other Obligations and the termination of the Revolving Credit Commitments.

10.13 Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

10.14 Agent’s or Bank’s Consent.

Whenever the Agent’s or any Bank’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

10.15 Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

10.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 10.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY

OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

10.17 Certification From Banks and Participants

10.17.1 Tax Withholding Clause.

Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Bank or assignee or participant of a Bank) agrees that it will deliver to each of United Refining and the Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Bank, assignee or participant required to deliver to United Refining and the Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Bank which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrowers hereunder for the account of such Bank; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Bank, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of United Refining and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by United Refining or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, the Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Bank or assignee or participant of a Bank for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

10.17.2 USA Patriot Act.

Each Bank or assignee or participant of a Bank that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Effective Time, and (2) as such other times as are required under the USA Patriot Act.

10.18 Joinder of Guarantors.

Any Subsidiary of any of the Borrowers which is required to join this Agreement as a Guarantor pursuant to Section 7.2.9 [Subsidiaries, Partnerships and Joint Ventures] shall execute and deliver to the Agent (i) a Guaranty Agreement (for entities which are not Borrowers) or a Guarantor Joinder to such Guaranty Agreement in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (ii) documents in the forms described in Section 6.1 [First Loans] modified as appropriate to relate to such Subsidiary including an opinion of counsel for such Subsidiary satisfactory to the Agent addressing the matters described in Exhibit 6.1.4 as such matters relate to such Subsidiary, the documents which it is executing and delivering and the Liens which it is granting; and (iii) documents necessary to grant and perfect Prior Security Interests to the Agent for the benefit of the Banks in all Collateral held by such Subsidiary including executed financing statements and a Security Agreement (for entities which are not Borrowers) in the substantially the form of Exhibit 1.1(S)(1). The Loan Parties shall deliver such Guarantor Joinder and related documents to the Agent: (i) within five (5) Business Days after the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation and (ii) on or before the date of the Permitted Acquisition if it is organized or acquired in connection with a Permitted Acquisition.

10.19 Judgment Currency.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under any of the Loan Documents in any currency (the “Original Currency”) into another currency (the “Other Currency”), each Loan Party hereby agrees, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Bank could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any sum due from such Loan Party to any Bank under any of the Loan Documents shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the business day (being a day on which it is open for business at its principal office in the United States) following receipt by any Bank of any sum adjudged to be so due in such Other Currency, such Bank may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Bank in the Original Currency, each Guarantor agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Bank against such loss.

SCHEDULE 1.1(Q)(i)

Qualified Accounts

Upon delivery to the Agent of each Schedule of Accounts, the Agent shall make a determination, in its sole discretion, as to which Accounts listed thereon shall be deemed Qualified Accounts. An Account shall not be considered a Qualified Account unless the Agent determines, in its sole discretion, that such Account has met the following minimum requirements:

(i) the Account represents a complete bona fide transaction for goods sold and delivered or services rendered (but excluding any amounts in the nature of a service charge added to the amount due on an invoice because the invoice has not been paid when due) which requires no further act under any circumstances on the part of any Borrower to make such Account payable by the Account Debtor; the Account arises from an arm’s length transaction in the ordinary course of the Borrowers’ business between a Borrower and an Account Debtor which is not an Affiliate of a Borrower or an officer, stockholder or employee of a Borrower or of any Affiliate of a Borrower, or a member of the family of an officer, stockholder or employee of a Borrower or of any Affiliate of a Borrower; the Borrower to whom such Account is owing is able to bring suit against the Account Debtor through judicial process and there exist no defenses to the enforcement of such Borrower’s remedies against such Account Debtor, and the Account does not represent a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(ii) the Account shall not (a) if payable on a “net 10 basis” be or have been unpaid more than thirty (30) days from the invoice date; (b) if payable on a “net 30 basis” or basis other than described in the preceding clause (a) be or have been unpaid more than ninety (90) days from the invoice date, (c) be delinquent more than sixty (60) days, or (d) be payable by an Account Debtor (1) more than 50% of whose Accounts have remained unpaid for more than ninety (90) days from the invoice date or are delinquent more than sixty (60) days, or (2) whose Accounts constitute, in the Agent’s determination, an unduly high percentage of the aggregate amount of all outstanding Accounts;

(iii) the goods the sale of which gave rise to the Account were shipped or delivered or provided to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar understanding, and no part of such goods has been returned or rejected;

(iv) the Account is not evidenced by chattel paper or an instrument of any kind;

(v) the Account Debtor with respect to the Account (a) is solvent, (b) is not the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might have a materially adverse effect on its business, unless the Agent, in its sole discretion, notifies the Borrower that the Account of such an Account Debtor can be considered a Qualified Account, and (c) is not, in the sole discretion of the Agent, deemed ineligible for credit for other reasons (including, without limitation, unsatisfactory past experiences of the Borrowers or any of the Banks with the Account Debtor or unsatisfactory reputation of the Account Debtor or the Account Debtor suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due);

(vi) the Account Debtor is not located outside Canada or the United States of America;

(vii) (a) the Account Debtor is not the government of the United States of America or any department, agency or instrumentality thereof, or (b) if the Account Debtor is an entity mentioned in clause (vii)(a), the Federal Assignment of Claims Act (or applicable similar legislation) has been fully complied with so as to validly perfect the Banks’ Prior Security Interest to the Agent’s satisfaction;

(viii) the Account is a valid, binding and legally enforceable obligation of the Account Debtor with respect thereto and is not subject to any dispute, condition, contingency, offset, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense on the part of such Account Debtor, and no facts exist which may provide a basis for any of the foregoing in the present or future;

(ix) the Account is subject to the Agent’s and the Banks’ Prior Security Interest and is not subject to any other Lien, claim, encumbrance or security interest whatsoever;

(x) the Account is evidenced by an invoice or other documentation and arises from a contract which is in form and substance satisfactory to the Agent;

(xi) the appropriate Borrower has observed and complied with all laws of the state in which the Account Debtor or the Account is located which, if not observed and complied with, would deny to such Borrower access to the courts of such state;

(xii) the Account is not subject to any provision prohibiting its assignment or requiring notice of or consent to such assignment;

(xiii) the goods giving rise to the Account were not, at the time of sale thereof, subject to any Lien or encumbrance except the Agent’s and the Banks’ Prior Security Interest;

(xiv) the Account is payable in freely transferable United States Dollars; and

(xv) the Account is not, or should not be, disqualified for any other reason generally accepted in the commercial finance business.

In addition to the foregoing requirements, Accounts of any Account Debtor which are otherwise Qualified Accounts shall be reduced to the extent of any accounts payable (including, without limitation, the Agent’s estimate of any contingent liabilities) by a Borrower to such Account Debtor (“Contras”) provided that the Agent, in its sole discretion, may determine that none of the Accounts in respect to such Account Debtor shall be Qualified Accounts in the event that there exists an unreasonably large amount of payables owing to such Account Debtor.

Notwithstanding the qualification standards specified above, upon prior notice to the Borrowers, the Agent may at any time or from time to time revise such qualification standards in the exercise of its reasonable credit judgment.

SCHEDULE 1.1(Q)(ii)

Qualified Inventory

Upon delivery to the Agent of each Schedule of Inventory, the Agent shall make a determination, in its sole discretion, as to which Inventory listed thereon shall be deemed Qualified Inventory. Inventory shall not be considered Qualified Inventory unless the Agent determines, in its sole discretion, that such Inventory has met the following minimum requirements:

(i) the Inventory is either (a) finished goods (b) raw materials other than supplies or (c) work-in-process; but excluding in all cases any goods which have been shipped, delivered, sold by, purchased by or provided to a Borrower on a bill and hold, consignment sale, guaranteed sale, or sale or return basis, or any other similar basis or understanding other than an absolute sale and also excluding all supplies;

(ii) the Inventory is new, of good and merchantable quality, and represents no more than a twelve (12) month supply of such finished goods or raw materials;

(iii) the Inventory is located in the pipeline owned by Kiantone or any other Borrower, or in the Enbridge Pipeline if such Inventory meets the additional requirements for Qualified Enbridge Pipeline Inventory as identified in the definition of Qualified Inventory, or in storage tanks, or, during the Retail Assets Perfection Period, at a retail store located on a site owned by a Borrower or leased by a Borrower if the landlord has executed a landlord’s waiver in the form of Exhibit 1.1(Q) hereto;

(iv) the Inventory is not stored with a bailee, warehouseman, consignee or similar party unless the Agent has given its prior written consent and a Borrower has caused such bailee, warehouseman, consignee or similar party to issue and deliver to the Agent, in the form of Exhibit 1.1(Q) hereto, warehouse receipts or similar type documentation therefor in the Agent’s name, or such party shall have executed and delivered to Agent a waiver and access agreement, in form and substance satisfactory to Agent;

(v) the Inventory is subject to the Agent’s and the Banks’ Prior Security Interest and is not subject to any other Lien; provided, however, Liens on Qualified Enbridge Pipeline Inventory in favor of Enbridge are permitted to the extent that Enbridge has required and received cash collateral, a letter of credit or other credit support in an amount determined by Enbridge;

(vi) the Inventory has not been manufactured in violation of any federal minimum wage or overtime laws, including, without limitation, the Fair Labor Standards Act, 29 U.S.C. § 215(a)(1); and

(vii) the Inventory has not been attached, seized, levied upon or subjected to a writ or distress warrant, or such come within the possession of any receiver,

trustee, custodian or assignee for the benefit of creditors and the same is not cured within ten (10) days thereafter, provided that such 10-day grace period shall apply only if the amount of Inventory affected thereby does not exceed $2,500,000.

(viii) the Inventory is not covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and the Banks;

(ix) the Inventory is not unsalable, defective or otherwise unfit for sale;

(x) the Inventory does not consist of display items or packing or shipping materials, or replacement parts;

(xi) the Inventory is (or upon completion of processing will be) of a type held for sale in the ordinary course of Borrowers’ business;

Notwithstanding the qualification standards specified above, upon prior notice to the Borrowers, the Agent may at any time or from time to time revise such qualification standards in the exercise of its reasonable credit judgment.

SCHEDULE 1.1(A)

PRICING GRID—

VARIABLE PRICING AND FEES BASED ON AVERAGE UNUSED AVAILABILITY

Level	Average Unused Availability	Revolving Credit Base Rate Spread	Revolving Credit Euro- Rate Spread	Letter of Credit Fee
Level I	Greater than $110,000,000	0.00%	1.75%	1.50%
Level II	Greater than $50,000,000 but less than or equal to $110,000,000	0.25%	2.00%	1.75%
Level III	Less than or equal to $50,000,000	0.50%	2.25%	2.00%

For purposes of determining the Applicable Margin and the Letter of Credit Fee:

(a) The Applicable Margin and the Letter of Credit Fee shall be determined on the Closing Date based on the Average Unused Availability computed on such date.

(b) The Applicable Margin and the Letter of Credit Fee shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Average Unused Availability as of such quarter-end. Any increase or decrease in the Applicable Margin or the Letter of Credit Fee computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.4.

EXHIBIT 7.3.4

form of

BORROWING BASE CERTIFICATE

[Letterhead of Borrower]

PNC BANK, NATIONAL ASSOCIATION

    as Agent for the Banks party to the

    Credit Agreement referred to below

One PNC Plaza

4th Floor Annex

Pittsburgh, PA 15265

Ladies and Gentlemen:

The undersigned refers to the Amended and Restated Credit Agreement dated as of July 12, 2002 (as amended, supplemented or modified from time to time, the “Credit Agreement”) among UNITED REFINING COMPANY, a Pennsylvania corporation (“United Refining”), UNITED REFINING COMPANY OF PENNSYLVANIA, a Pennsylvania corporation (“United Refining PA”), KIANTONE PIPELINE CORPORATION, a New York corporation (“Kiantone”) and COUNTRY FAIR, INC. (“Country Fair” and hereinafter together with United Refining, United Refining PA and Kiantone, sometimes collectively referred to as the “Borrowers” and individually as a “Borrower”), KWIK FILL CORPORATION (the “Guarantor”), the Banks (as defined in the Credit Agreement) party thereto and PNC BANK, NATIONAL ASSOCIATION, as Agent for such Banks. Terms defined in the Credit Agreement shall have the same meanings assigned to them therein when used herein.

Computation Date:                     , 20     [insert last day of preceding week] [If the computation date is a date prior to the Retail Assets Perfection Period or after the Retail Assets Perfection Period has terminated, use the calculations provided for in Table I below. If the computation date is a date that falls within the Retail Assets Perfection Period use the calculations provided for in Table II below.]

Table I.        We hereby certify to you as follows:

(A)	Cash Portion:

Cash held in Agent’s account which is subject to a security interest			$

(B)	Accounts Portion:

	(1)	Qualified Accounts (excluding any Accounts arising from Retail Stores)	$

and

	(2)	Qualified Accounts consisting of Accounts arising from retail stores	$

		sum of (1) and (2) $ multiplied by .85	$

(C)	Inventory Portion:

	(1)	Book value of Inventory (excluding Inventory at Retail Stores) which meets the requirements set forth in the definition of Qualified Inventory and on Schedule 1.1(Q)(ii) to the Credit Agreement on a FIFO basis	$

	(2)	Market Value of Inventory (excluding Inventory at Retail Stores) which meets the requirements set forth on Schedule 1.1(Q)(ii) to the Credit Agreement less applicable crude stream discounts for oil pricing. Such value is computed on Exhibit A (Complete and attach Exhibit A): $

	(3)	Qualified Inventory—

		Lesser of line (1) or (2)	$

	(4)	(i) Qualified Inventory Line (3) multiplied by .70	$

	(5)	$104,000,000

	(6)	Inventory Portion—Lesser of Line 4 or Line 5	$

(D)	Borrowing Base: Sum of Line (A) plus Line (B) plus Line (C)(6)		$

(E)	Amount of Loans and Letters of Credit Outstanding (may not be more than line D)		$

The undersigned confirms as of the date hereof, that no Event of Default has occurred and is continuing.

2

Table II.        We hereby certify to you as follows:

(A)	Cash Portion:

	Cash held in Agent’s account which is subject to a security interest		$

(B)	Accounts Portion:

	(1)	Qualified Accounts(excluding any Accounts arising from Retail Stores)	$

and

	(2)	Qualified Accounts consisting of Accounts arising from retail stores	$

		sum of (1) and (2) $ multiplied by .85	$

(C)	Inventory Portion:

	(1)	Book value of Inventory (excluding Retail Store Inventory) which meets the requirements set forth on Schedule 1.1(Q)(ii) to the Credit Agreement on a FIFO basis	$

	(2)	Market Value of Inventory (excluding Retail Store Inventory) which meets the requirements set forth on Schedule 1.1(Q)(ii) to the Credit Agreement less applicable crude stream discounts for oil pricing. Such value is computed on Exhibit A (Complete and attach Exhibit A):	$

	(3)	Lesser of line (1) or (2)	$

	(4)	Line (3) multiplied by .70	$

	(5)	Appraised Value of Qualified Inventory which is Retail Store Inventory	$

	(6)	Line (5) multiplied by .85	$

	(7)	Cost of Qualified Inventory which is Retail Store Inventory	$

	(8)	Line (7) multiplied by .70	$

	(9)	Lesser of line (6) or (8)	$

	(10)	(i) Line (4) plus Line (9)	$

3

(ii) $104,000,000

	(11)	Inventory Portion—(lesser of 10(i) and 10(ii)	$

(D)	Borrowing Base: Sum of Line (A) plus Line (B) plus Line (C)(11)		$

(E)	Amount of Loans and Letters of Credit Outstanding (may not be more than line D)		$

The undersigned confirms as of the date hereof, that no Event of Default has occurred and is continuing.

[SIGNATURE PAGE FOLLOWS]

4

Date:                     , 200

Very truly yours,

By:
Name:
Title:

5

EXHIBIT A

Market Value of Inventory (excluding Retail Store Inventory and Qualified Enbridge

Pipeline Inventory)

Inventory included in the chart below should include only inventory which meets with the requirements under Schedule 1.1(Q)(ii) and should exclude any inventory which does not meet such requirements.

(1)	(2)	(3)	(4)	(5)	(6)	(7)
Product	Quantity	Pricing Service (either Oil Price Information Services for products or NYMEX)	Price	Gross Value (Product of Column (2) times Column (4))	Less Crude Stream Discounts for Oil Pricing	Net Value (Column (5) less Column (6))

			Total

EXHIBIT B

Market Value of Qualified Enbridge Pipeline Inventory

Inventory included in the chart below should include only inventory which meets with the requirements under the definition of Qualified Inventory and Schedule 1.1(Q)(ii) and should exclude any inventory which does not meet such requirements.

(1)	(2)	(3)	(4)	(5)	(6)	(7)
Product	Quantity	Pricing Service (either Oil Price Information Services for products or NYMEX)	Price	Gross Value (Product of Column (2) times Column (4))	Less Crude Stream Discounts for Oil Pricing	Net Value (Column (5) less Column (6))

			Total